Exhibit 2.1

Execution Version

STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Snack Factory, LLC,

Princeton Vanguard, LLC,

VMG Snack Factory Blocker, Inc.,

The Snack Factory, LLC,

VMG Tax-Exempt, L.P.,

VMG Equity Partners GP, L.P.,

S-L Snacks National, LLC

and

Snyder’s-Lance, Inc.

(solely for purposes of Section 11.18)

September 3, 2012

i

EXHIBITS

Exhibit A	– Indemnification Escrow Agreement
Exhibit B	– Sample Working Capital
Exhibit C	– Working Capital Escrow Agreement

STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Stock and Membership Interest Purchase Agreement (this “Agreement”) is entered into as of September 3, 2012, by and among Snack Factory, LLC, a New Jersey limited liability company (“SF Opco”), Princeton Vanguard, LLC, a Delaware limited liability company (“PV IPco”), VMG Snack Factory Blocker, Inc., a Delaware corporation (“VMG Blocker Corp.” and, together with SF Opco and PV IPco, the “Target Companies”), The Snack Factory, LLC, a Delaware limited liability company (“SF Holdco”), VMG Tax-Exempt, L.P., a Delaware limited partnership (“VMG Tax-Exempt LP”), VMG Equity Partners GP, L.P., a Delaware limited partnership (“VMG General Partner” and, together with SF Holdco and VMG Tax-Exempt LP, the “Sellers”), S-L Snacks National, LLC, a North Carolina limited liability company (“Buyer”), and, solely for purposes of Section 11.18, Snyder’s-Lance, Inc., a North Carolina corporation (“Parent”). Buyer, the Target Companies and the Sellers are sometimes collectively referred to herein as the “Parties” and each individually as a “Party.”

WHEREAS, as of the date hereof, the Sellers are the direct or indirect beneficial and record owners of all of the issued and outstanding shares of capital stock and/or membership interests of the Target Companies (the “Shares”), in each case, as set forth on Schedule 1.1(a) attached hereto;

WHEREAS, prior to the Closing, the Sellers, the Target Companies and certain of their Affiliates will consummate an internal restructuring as described in Section 6.07 (Restructuring), such that, at the Closing, the Sellers will be the direct beneficial and record owners of all of the Shares as set forth on Schedule 1.1(b); and

WHEREAS, Buyer desires to acquire all of the Shares from the Sellers, and each Seller desires to sell its respective Shares to Buyer, in each case upon the terms, in the manner and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, mutual covenants, representations, warranties and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

“AAA Rules” has the meaning set forth in Section 11.16(a) (Arbitration).

“Accounting Firm” has the meaning set forth in Section 2.05(b) (Post Closing Adjustment).

“Action” means any action, claim, suit, charge, complaint, proceeding, investigation, audit or government order.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” has the meaning set forth in the preface above.

“Ancillary Documents” means the Indemnification Escrow Agreement, the Working Capital Escrow Agreement and each other document, agreement, instrument and/or certificate to be executed in connection with the transactions contemplated hereby and thereby.

“Arbitration Information” has the meaning set forth in Section 11.16(c) (Arbitration).

“Assets” has the meaning set forth in Section 3.16(a) (Assets).

“Audited Financial Statements” has the meaning set forth in Section 3.07(a) (Financial Statements; Books and Records).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnified Party” has the meaning set forth in Section 10.02(a) (Indemnification by the Sellers).

“Buyer Outside Date” has the meaning set forth in Section 9.01(g) (Termination).

“Capitalization Representations” has the meaning set forth in Section 10.01 (Survival of Certain Representations and Warranties, Covenants and Agreements).

“Cash” means, as of any date of determination with respect to the Target Companies, all cash and cash equivalents reflected on the financial books of the Target Companies as of such time, determined on a consolidated basis in accordance with GAAP.

“Claim” has the meaning set forth in Section 11.16(a) (Arbitration).

“Closing” has the meaning set forth in Section 2.02(d) (The Closing).

“Closing Balance Sheet” has the meaning set forth in Section 2.05(a) (Post Closing Adjustment).

“Closing Certificate” has the meaning set forth in Section 2.04 (Closing Certificate).

“Closing Consideration” has the meaning set forth in Section 2.01 (Closing Consideration; Purchase and Sale of the Shares).

“Closing Date” has the meaning set forth in Section 2.02(d) (The Closing).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 5.05 (Financing).

“Confidentiality Agreement” means that certain Confidentiality Agreement between Snyder’s-Lance, Inc. and Snack Factory, LLC dated as of May 1, 2012.

“Damages” has the meaning set forth in Section 10.02(a) (Indemnification by the Sellers).

“De Minimis Amount” has the meaning set forth in Section 10.04(a) (Individual Claim Threshold).

“Deductible Amount” has the meaning set forth in Section 10.04(b) (Deductible Amount).

“Disclosing Party” has the meaning set forth in Section 11.16(d) (Arbitration).

“Disclosure Schedules” has the meaning set forth in Section 11.15 (Disclosure Schedules).

“Dispute Notice” has the meaning set forth in Section 2.05(b) (Post Closing Adjustment).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), any other plan, program, policy, agreement or arrangement providing for employment, incentive or deferred compensation, severance, relocation, retention or change in control compensation or benefits, termination pay, retirement pay, profit-sharing, equity awards, performance awards, stock or stock-related awards, vacation, medical, health and welfare, disability, death or material fringe benefits or other material benefits relating to employees of the Target Companies that any of the Target Companies sponsors, maintains, or contributes to.

“Employment Agreements” means the Employment Agreement dated as of July 20, 2009 by and between SF Holdco, and Warren J. Wilson, as amended, and the Employment Agreement dated as of July 20, 2009 by and between SF Holdco and Sara H. Wilson, as amended.

“Enterprise Value” has the meaning set forth in Section 2.01 (Closing Consideration; Purchase and Sale of the Shares).

“Environmental Requirements” means all Laws concerning pollution or protection of human health (as it relates to exposure to Hazardous Substances) or the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances, including any hazardous materials, substances or wastes, as such Laws are enacted prior to the Closing Date and in effect as of the Closing Date.

“Equity Interests” has the meaning set forth in Section 6.07(a) (Restructuring).

“Error of Law” has the meaning set forth in Section 11.16(c) (Arbitration).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means First Republic Trust Company, a division of First Republic Bank, or any other Person mutually agreed upon by Buyer and the Sellers’ Representative to serve as agent pursuant to the terms of the Indemnification Escrow Agreement and the Working Capital Escrow Agreement.

“Estimated Cash” means the estimated Cash of the Target Companies as of 11:59 p.m. Eastern time on the Closing Date, as set forth on the Closing Certificate, delivered to Buyer pursuant to Section 2.04 (Closing Certificate).

“Estimated Closing Calculation” has the meaning set forth in Section 2.04 (Closing Certificate).

“Estimated Indebtedness” means the estimated Indebtedness of the Target Companies as of 11:59 p.m. Eastern time on the Closing Date, as set forth on the Closing Certificate, delivered to Buyer pursuant to Section 2.04 (Closing Certificate).

“Estimated Working Capital” means the estimated Working Capital of the Target Companies as of 11:59 p.m. Eastern time on the Closing Date, as set forth on the Closing Certificate, delivered to Buyer pursuant to Section 2.04 (Closing Certificate). Any asset or liability included in the calculation of Estimated Indebtedness, Estimated Cash or Transaction Expenses will not be included in the calculation of Estimated Working Capital, so that the calculation of Estimated Working Capital does not double count any asset or liability that is also included in Estimated Indebtedness, Estimated Cash or Transaction Expenses.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration.

“Final Adjustment Amount” has the meaning set forth in Section 2.05(c) (Post Closing Adjustment).

“Final Cash” has the meaning set forth in Section 2.05(b) (Post Closing Adjustment).

“Final Consideration” means (a) Enterprise Value, plus (b) Final Cash, minus (c) Final Indebtedness, plus (d) the amount, if any, by which Final Working Capital is greater than the Maximum Target Net Working Capital, minus (e) the amount, if any, by which the Final Working Capital is less than the Minimum Target Working Capital.

“Final Indebtedness” has the meaning set forth in Section 2.05(b) (Post Closing Adjustment).

“Final Working Capital” has the meaning set forth in Section 2.05(b) (Post Closing Adjustment.

“Financial Statements” has the meaning set forth in Section 3.07(a) (Financial Statements; Books and Records).

“Financing” has the meaning set forth in Section 5.05 (Financing).

“Financing Sources” has the meaning set forth in Section 11.02 (No Third Party Beneficiaries; Financing Sources).

“Food and Drug Act” has the meaning set forth in Section 3.18 (Products).

“Food Laws” has the meaning set forth in Section 3.18 (Products).

“Fundamental Representations” has the meaning set forth in Section 10.01 (Survival of Certain Representations and Warranties, Covenants and Agreements).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, as consistently applied.

“Governmental Authority” means any (i) federal, state, local, municipal, foreign, or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Guaranteed Obligations” has the meaning set forth in Section 11.18(a) (Parent Guaranty).

“Hazardous Substance” means any substance, material or waste that is classified or regulated under any Environmental Requirement as hazardous, toxic, a contaminant or a pollutant because of its hazardous or deleterious properties or characteristics, including petroleum, asbestos, polychlorinated biphenyls and radioactive substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Filing Package” has the meaning set forth in Section 6.02(b) (Notices and Consents).

“Improvements” has the meaning set forth in Section 3.10(c) (Real Property).

“Income Tax” means all Taxes based upon, measured by or calculated with respect to net income or profits (which shall include any capital gains, minimum Taxes and any Taxes on items of Tax preference, but not sales, use, real property gains, real or personal property, gross or net receipts, transfer or other similar Taxes).

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, with respect to any Person at any date, without duplication, the aggregate amount of: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of such Person to pay the deferred purchase price of the acquisition of a business; (iv) obligations of such Person to guarantee another Person’s Indebtedness; (v) monetary obligations secured by a Lien (other than Permitted Liens) existing on any property or asset owned by such

Person; (vi) all obligations in respect of letters of credit, to the extent drawn (excluding, for the avoidance of doubt, any obligations under letters of credit to the extent they remain open or undrawn), and bankers’ acceptances issued for the account of such Person, together with surety or other bonds or similar instruments; (vii) net payment obligations incurred by such Person pursuant to any hedging agreement; (viii) those items set forth on Schedule 3.27 (but only to the extent such items are not included the Transaction Expenses to be paid under Section 2.02(c)); and (ix) any accrued interest, prepayment premiums, fees, expenses or penalties related to any of the foregoing.

“Indemnification Escrow Agreement” means the Indemnification Escrow Agreement to be dated as of the Closing Date by and among Buyer, the Sellers’ Representative and the Escrow Agent, substantially in the form of Exhibit A attached hereto.

“Indemnification Escrow Funds” means $10,000,000.

“Indemnified Party” has the meaning set forth in Section 10.04(d) (Limitations).

“Indemnifying Party” has the meaning set forth in Section 10.04(d) (Limitations).

“Indemnity Cap” has the meaning set forth in Section 10.04(c) (Indemnity Cap).

“Intellectual Property Representation” has the meaning set forth in Section 10.01 (Survival of Certain Representations and Warranties, Covenants and Agreements).

“Intellectual Property Rights” means (i) patented and patentable designs and inventions, patents and patent applications, including divisionals, continuations, continuations-in-part, reissues and reexaminations, and all foreign patent rights including the right to claim priority to a patent or patent application covered by this Agreement, (ii) trademarks, service marks, brand names, logos, trade dress, trade names, corporate names, company names, fictitious business names, and other proprietary indicia of the source of goods and services, whether registered or unregistered, together with all of the goodwill associated therewith, (iii) original works of authorship in any medium of expression, whether or not published, and all copyrights (whether registered or unregistered), (iv) confidential information protectable by applicable Laws, including recipes, formulas, designs, devices, technology, know-how, research and development, specifications, new product concepts, records of inventions and test and other information, inventions, methods, processes, compositions, market surveys and marketing know how and other trade secrets, whether or not patentable, (v) internet domain names (whether or not trademarks) registered in any top-level domain by any authorized private registrar or Governmental Authority, and (vi) all registrations, and applications for registration, of any of the rights referred to in clauses (i) through (iii) and (v) above in the United States and foreign countries and all rights to sue at law or in equity and recover and retain damages, costs and attorneys’ fees for past, present and future infringement of any of the foregoing, including the right to receive all proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit in any country.

“Item of Dispute” has the meaning set forth in Section 2.05(b) (Post Closing Adjustment).

“Knowledge” means, with respect to the Target Companies and the Sellers, the actual knowledge after review of this Agreement and the Disclosure Schedules, but without independent investigation, of Tom O’Rourke, Larry Dunn, Darren Smith and Perry Abbenante.

“Law” means all laws, statutes, rules, regulations, ordinances, common law and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Authority.

“Lease” means any lease, sublease, license, concession or other agreement (written or oral), pursuant to which any of the Target Companies holds any rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.

“Leased Real Property” has the meaning set forth in Section 3.10(b) (Real Property).

“Lien” means any mortgage, pledge, lien, charge, encumbrance or other security interest of any nature whatsoever.

“Material Adverse Effect” means a change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect or change to the business, financial condition or results of operations of the Target Companies, taken as a whole, or on the ability of the Sellers to consummate the transactions contemplated by this Agreement, but shall exclude any changes, effects, events, circumstances, occurrences or state of facts related to or resulting from (i) general business or economic conditions affecting the industry or industries in which the Target Companies operate; (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism involving the United States; (iii) the disclosure of the fact that Buyer is the prospective acquirer of the Target Companies; (iv) the taking of any action contemplated by this Agreement or the announcement of this Agreement or the transactions contemplated hereby; (v) any changes in Law or GAAP; or (vi) any adverse change in or effect on the Target Companies that is caused by any delay in consummating the Closing primarily as a result of any violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement; provided, however, that any change, effect, event, circumstance, occurrence or state of facts referred to in clauses (i) or (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such change, effect, event, circumstance, occurrence or state of facts has a materially disproportionate effect on the Target Companies compared to other participants in the industries in which the Target Companies operate.

“Material Contract” has the meaning set forth in Section 3.13(b) (Contracts and Commitments).

“Material Update” has the meaning set forth in Section 6.04 (Supplemental Schedules).

“Maximum Target Working Capital” means an amount equal to $10,500,000.

“Minimum Target Working Capital” means an amount equal to $9,000,000.

“Ordinary Course of Business” means the ordinary course of business of the Target Companies, consistent with past practice and custom.

“Parent” has the meaning set forth in the preface above.

“Party” and “Parties” have the meanings set forth in the preface above.

“Payoff Letters” has the meaning set forth in Section 2.02(c) (Payment of Closing Consideration, Indebtedness and Transaction Expenses).

“Per Diem Taxes” has the meaning set forth in Section 7.08(d) (Straddle Period).

“Percentage Allocation” has the meaning set forth in Section 2.02(a) (Payment of Closing Consideration, Indebtedness and Transaction Expenses); provided that at all times the aggregate sum of the Percentage Allocation for all Sellers shall equal one hundred percent (100%).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights from Governmental Authorities.

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental levies, fees or charges not yet due and payable or which the taxpayer is contesting in good faith by appropriate proceedings; (b) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens and similar statutory Liens incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not, individually or in the aggregate, material to the business, operation or condition of any property so encumbered or which are being contested in good faith by appropriate proceedings; (c) zoning, building codes and other land use Laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property and which are not violated in any material respect by the current use or occupancy of such Leased Real Property or the operation of any of the Target Companies; (d) purchase money Liens securing rental payments under capital lease arrangements; (e) licenses and sublicenses of Intellectual Property Rights which have been disclosed on Schedule 3.12(b); (f) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other encroachments and title and survey defects, none of which interfere materially with the ordinary conduct of the Target Companies or detract materially from the use, occupancy, value or marketability of title of the assets subject thereto; and (g) other non-monetary Liens arising in the Ordinary Course of Business and not incurred in connection with the incurrence of Indebtedness, in each case that do not, individually or in the aggregate, materially and adversely affect the value of or materially restrict or impair the use by the Target Companies of the property subject thereto or affected thereby.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Proposed Adjustment Amount” has the meaning set forth in Section 2.05(a) (Post Closing Adjustment).

“PV IPco” has the meaning set forth in the preface above.

“Reference Balance Sheet Date” has the meaning set forth in Section 3.07(a) (Financial Statements; Books and Records).

“Registered IP” means issued patents, registered copyrights and registered trademarks granted under the authority of any Governmental Authority and all applications for any of the foregoing, and internet domain names registered under the authority of any Governmental Authority or any authorized private registrar.

“Release Claims” has the meaning set forth in Section 11.19(a) (Release by the Sellers; Covenant Not To Sue).

“Released Parties” has the meaning set forth in Section 11.19(a) (Release by the Sellers; Covenant Not To Sue).

“Representative” means, with respect to any Person, such Person’s directors, officers, general partners, members, stockholders, managers, trustees, employees, independent contractors, agents, advisors, Affiliates or other representatives, including legal counsel, accountants and financial advisors.

“Sample Working Capital” has the meaning set forth in the definition of “Working Capital.”

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Excluded Claims” has the meaning set forth in Section 11.19(b) (Release by the Sellers; Covenant Not To Sue).

“Seller Indemnified Party” has the meaning set forth in Section 10.03 (Indemnification by Buyer).

“Seller Indemnifying Party” has the meaning set forth in Section 10.02(c) (Indemnification by the Sellers).

“Seller Related Parties” has the meaning set forth in Section 11.19(a) (Release by the Sellers; Covenant Not To Sue).

“Seller Release” has the meaning set forth in Section 11.19(a) (Release by the Sellers; Covenant Not To Sue).

“Sellers” has the meaning set forth in the preface above.

“Sellers’ Representative” means VMG Partners, LLC, a Delaware limited liability company, as representative of the Sellers.

“Sellers’ Representative Outside Date” has the meaning set forth in Section 9.01(f) (Termination).

“SF Holdco” has the meaning set forth in the preface above.

“SF Opco” has the meaning set forth in the preface above.

“Shares” has the meaning set forth in the recitals above.

“Straddle Period” has the meaning set forth in Section 7.08(d) (Straddle Period).

“Straddle Period Return” means a Tax Return with respect to a Straddle Period.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Target Companies” has the meaning set forth in the preface above.

“Target Companies Charter Documents” has the meaning set forth in Section 3.02(a) (Authorization of Transaction; Binding Effect).

“Tax” and “Taxes” means (i) any federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or liabilities (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, or (ii) any liability for an item described in clause (i) of another Person that is imposed on a Target Company, whether pursuant to any applicable Law, as a transferee or successor, by contract or otherwise.

“Tax Representations” has the meaning set forth in Section 10.01 (Survival of Certain Representations and Warranties, Covenants and Agreements).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 10.06 (Procedures for Third-Party Claims).

“Top 10 Customers” has the meaning set forth in Section 3.25 (Customers and Suppliers).

“Top 5 Suppliers” has the meaning set forth in Section 3.25 (Customers and Suppliers).

“Transaction Expenses” means all fees and expenses of the Sellers and the Target Companies incurred in connection with the Agreement and the transactions contemplated hereby and the employee and consultant bonuses to be paid to employees and consultants of the Target Companies in connection with the Closing which are set forth on Schedule 3.13(a) (item (iii)), in each case, which have not otherwise been paid by the Target Companies at or prior to Closing, other than any fees or expenses associated with or relating to the Financing.

“Transaction Tax Deductions” shall have the meaning set forth in Section 7.08(c) (Tax Returns).

“Transfer Taxes” has the meaning set forth in Section 7.08(e) (Transfer Taxes).

“Unaudited Financial Statements” has the meaning set forth in Section 3.07(a) (Financial Statements; Books and Records).

“Updating Party” has the meaning set forth in Section 6.04 (Supplemental Schedules).

“USDA” means the United States Department of Agriculture.

“Valuation Firm” has the meaning set forth in Section 7.08(a) (Purchase Price Allocation).

“VMG Blocker Corp.” has the meaning set forth in the preface above.

“VMG General Partner” has the meaning set forth in the preface above.

“VMG Holdco” means Snack Factory Holdings, LLC, a Delaware limited liability company.

“VMG Splitter LP” means VMG Snack Factory Splitter, L.P., a Delaware limited partnership.

“VMG Tax-Exempt LP” has the meaning set forth in the preface above.

“WARN Act” has the meaning set forth in Section 3.20(d) (Labor Matters).

“Working Capital” means, as of any date of determination, the difference between (i) the current assets of the Target Companies as of such date, including net receivables, inventory, prepaid expenses and other current assets, and (ii) the current liabilities of the Target Companies as of such date, including accounts payable and accrued liabilities, in the case of each of clauses

(i) and (ii), determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Audited Financial Statements and in each case on the same basis as used in computing the Sample Working Capital set forth on Exhibit B (“Sample Working Capital”); provided that any asset or liability included in the calculation of Indebtedness, Cash or Transaction Expenses, as of any date of determination, will not be included in the calculation of Working Capital, as of such date, so that the calculation of Working Capital does not double count any asset or liability that is also included in Indebtedness, Cash or Transaction Expenses. In addition, any Tax asset, Tax liability or Transfer Taxes, as of any date of determination, will not be included in the calculation of Working Capital as of such date.

“Working Capital Escrow Agreement” means the Working Capital Escrow Agreement to be dated as of the Closing Date by and among Buyer, the Sellers’ Representative and the Escrow Agent, substantially in the form of Exhibit C attached hereto.

“Working Capital Escrow Funds” means $1,500,000.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Closing Consideration; Purchase and Sale of the Shares. The initial aggregate purchase price for all of the Shares shall be (a) $340,000,000 (the “Enterprise Value”), plus (b) Estimated Cash, minus (c) Estimated Indebtedness, plus (d) the amount, if any, by which Estimated Working Capital is greater than the Maximum Target Net Working Capital, minus (e) the amount, if any, by which the Estimated Working Capital is less than the Minimum Target Working Capital (collectively, clauses (a) through (e), the “Closing Consideration”). On the terms and conditions set forth in this Agreement, at the Closing and upon payment of the Closing Consideration by Buyer in accordance with Section 2.02 (Payment of Closing Consideration, Indebtedness and Transaction Expenses), Buyer shall purchase and accept from each Seller, and each Seller shall sell, transfer, assign and deliver to Buyer, all of the Shares held by such Seller free and clear of all Liens, except restrictions under applicable securities Laws.

Section 2.02 Payment of Closing Consideration, Indebtedness and Transaction Expenses.

(a) At the Closing, Buyer shall pay to the Sellers’ Representative on behalf of each Seller, by wire transfer of immediately available funds from Buyer to an account designated in writing by the Sellers’ Representative (such account to be designated at least two (2) Business Days prior to the Closing Date), an amount equal to (i) the Closing Consideration, minus (ii) the Indemnification Escrow Funds, minus (iii) the Working Capital Escrow Funds. The Sellers’ Representative shall pay the amount determined pursuant to the foregoing sentence (less the Transaction Expenses) to each Seller in accordance with such Seller’s percentage allocation, as set forth on Schedule 1.1(c), as may be adjusted from time to time by the Sellers’ Representative as contemplated by Schedule 1.1(c) in connection with any other payments to or from the Sellers pursuant to this Agreement, including without limitation Section 2.05 (Post Closing Adjustment), Section 6.07 (Restructuring) or any indemnification claim under ARTICLE X (Indemnification)

(such allocation as amended from time to time by the Sellers’ Representative for any Seller, the “Percentage Allocation” for such Seller); provided, however, that in no event shall the Percentage Allocation for VMG Tax-Exempt LP be increased effective as of the Closing to a percentage greater than 7.4 percent.

(b) At the Closing, Buyer shall pay to the Escrow Agent an amount equal to the Indemnification Escrow Funds plus the Working Capital Escrow Funds, which amount shall be deposited and held by the Escrow Agent pursuant to the terms and conditions of the Indemnification Escrow Agreement and the Working Capital Escrow Agreement, as applicable.

(c) At the Closing, Buyer shall repay, or cause to be repaid, all Estimated Indebtedness and, following receipt of the Closing Consideration, the Sellers’ Representative shall pay all Transaction Expenses. In order to facilitate such repayment of Estimated Indebtedness, the Target Companies shall obtain payoff letters for all Estimated Indebtedness owed by the Target Companies as of the Closing Date (“Payoff Letters”), which Payoff Letters shall indicate that the lenders have agreed to release all Liens in respect of such Indebtedness relating to the assets and properties of the Target Companies immediately upon receipt of the amounts indicated in such Payoff Letters. The Parties acknowledge that the Indebtedness of the Target Companies as of the Closing Date and the Transaction Expenses are obligations of the Target Companies incurred on or before the Closing Date, and nothing in this Agreement shall be deemed to make them obligations of Buyer. Payment of such Indebtedness by Buyer and Transaction Expenses by Sellers’ Representative, in each case, on behalf of the Target Companies on the Closing Date is being made for convenience only.

(d) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 333 South Hope Street, Los Angeles, California, 90071, commencing at 9:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”). The Closing shall be deemed to be effective as of 11:59 p.m. Eastern time on the Closing Date.

Section 2.03 Deliveries at the Closing. At the Closing, the Parties shall deliver or pay, or cause to be delivered or paid, each of the following:

(a) Buyer and the Sellers’ Representative shall make the payments to be made by them pursuant to Section 2.02(a), Section 2.02(b) and Section 2.02(c) (Payment of Closing Consideration, Indebtedness and Transaction Expenses), as applicable.

(b) Each Seller shall deliver to Buyer one or more duly executed assignments or other instruments of transfer with respect to the transfer of the Shares held by such Seller, all of which are uncertificated.

(c) Each Seller shall deliver an appropriate FIRPTA certification pursuant to Section 1445 of the Code and the regulations promulgated thereunder.

(d) The Sellers’ Representative shall deliver, or cause to be delivered, to Buyer the following documents:

(i) the minute books, the stock certificate books and the stock ledger of each Target Company (or similar records for limited liability companies and other unincorporated entities), to the extent existing and in the possession of a Target Company; and

(ii) signed resignations of each director, officer and manager of each Target Company.

Section 2.04 Closing Certificate. At least three (3) Business Days prior to the Closing, the Sellers’ Representative shall deliver, or shall have delivered, to Buyer a definitive closing payment schedule (the “Closing Certificate”), duly certified by the an officer of the Target Companies as accurately setting forth Estimated Cash, Estimated Indebtedness, Estimated Working Capital and Closing Consideration (each, an “Estimated Closing Calculation” and, collectively, the “Estimated Closing Calculations”), in each case together with reasonably detailed supporting documentation. The Estimated Closing Calculations shall be determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Audited Financial Statements and the Sample Working Capital, as applicable. At the request of Buyer, the Sellers shall cause the Target Companies to perform, jointly with Buyer or its Representatives, a physical count of the inventory of the Target Companies as of a date prior to the Closing mutually agreeable to Buyer and the Sellers’ Representative.

Section 2.05 Post Closing Adjustment.

(a) Promptly, but in any event within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a consolidated balance sheet of the Target Companies (the “Closing Balance Sheet”), which shall reflect Buyer’s determination of (i) each Estimated Closing Calculation, in each case determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Audited Financial Statements and the Sample Working Capital, as applicable, and (ii) the Proposed Adjustment Amount, in each case of clause (i) and (ii), together with such detail and supporting documentation as shall be reasonably acceptable to the Sellers’ Representative. The “Proposed Adjustment Amount” shall be equal to (which may be a positive or negative number) Buyer’s determination of Closing Consideration as set forth on the Closing Balance Sheet delivered pursuant to this Section 2.05(a) minus the Sellers’ Representative’s determination of Closing Consideration as set forth in the Closing Certificate delivered pursuant to Section 2.04 (Closing Certificate).

(b) If the Sellers’ Representative disagrees with Buyer’s determination of any Estimated Closing Calculation or the Proposed Adjustment Amount, in each case as reflected on the Closing Balance Sheet, the Sellers’ Representative may, within thirty (30) days after receipt of the Closing Balance Sheet, deliver a written notice (the “Dispute Notice”) to Buyer setting forth the Sellers’ Representative’s calculation of each disputed amount (each an “Item of Dispute”). In preparing such Dispute Notice, the Sellers’ Representative shall have access to all items reasonably requested by the Sellers’ Representative related to the Closing Balance Sheet. If Buyer does not receive a Dispute Notice within thirty (30) days after receipt by the Sellers’ Representative of the Closing Balance Sheet, the Closing Balance Sheet shall be conclusive and binding upon each of the Parties. If Buyer receives a Dispute Notice from the Sellers’ Representative within thirty (30) days after receipt by the Sellers’ Representative of the Closing Balance Sheet, Buyer and the Sellers’ Representative shall use commercially reasonable efforts to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Closing Balance Sheet shall be modified to the extent necessary to reflect such resolution. If any Item of Dispute remains unresolved as of the 20th day after delivery by the Sellers’ Representative of the Dispute Notice, Buyer and the Sellers’ Representative shall jointly retain PricewaterhouseCoopers LLP or an independent accounting firm of recognized national standing (the “Accounting Firm”) to resolve such remaining disagreement. If Buyer and the Sellers’ Representative are unable to agree on the choice of the Accounting Firm, then the Accounting Firm shall be a nationally recognized valuation firm selected by lot (after each of Buyer and the Sellers’ Representative has submitted two proposed firms and then excluded one firm designated by the other party). Buyer and the Sellers’ Representative shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute within thirty (30) days after its retention, and Buyer, the Target Companies and their respective Representatives shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and accurately as practicable, including the provision by Buyer and the Target Companies of all books and records and work papers (including those of accountants) relating to the Closing Balance Sheet and all other items reasonably requested by the Accounting Firm. The Accounting Firm shall consider only those items and amounts that were set forth in the Closing Balance Sheet and the Dispute Notice and that remain unresolved by Buyer and the Sellers’ Representative. In resolving any Item of Dispute, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Person or less than the smallest value for such item claimed by either Person. The Accounting Firm’s determination(s) shall be based upon the definitions of each Estimated Closing Calculation (as applicable) included in this Agreement. The Accounting Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform with this Section 2.05 and shall be conclusive and binding upon each of the Parties, and the Closing Balance Sheet shall be modified to the extent necessary to reflect such determination(s). The Accounting Firm shall provide a determination of the “Final Adjustment Amount” which shall be equal to (which may be a positive or negative number) the Accounting Firm’s determination of Closing Consideration pursuant to this Section 2.05 minus the Sellers’ Representative’s determination of Closing Consideration set forth in the Closing Certificate delivered pursuant to Section 2.04 (Closing Certificate). The Accounting Firm shall allocate its fees, costs and expenses between Buyer, on the one hand, and the Sellers’ Representative (on behalf of the Sellers), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party. Cash, Indebtedness and Working Capital, in each case as finally determined pursuant to this Section 2.05, are referred to herein as “Final Cash,” “Final Indebtedness” and “Final Working Capital,” respectively.

(c) The “Final Adjustment Amount,” which may be a positive or negative number, shall be equal to (i) the amount agreed to as the Final Adjustment Amount at any time in writing by Buyer and the Sellers’ Representative; (ii) if a Closing Balance Sheet is not delivered by Buyer within the time period required by Section 2.05(a), $0; (iii) if a Dispute Notice is not

delivered by the Sellers’ Representative to Buyer within the time period required by Section 2.05(b), the Proposed Adjustment Amount set forth in the Closing Balance Sheet; or (iv) the Final Adjustment Amount as set forth in the written determination of the Accounting Firm made in accordance with the provisions of this Section 2.05.

(d) Payments. Within five (5) days after the determination of the Final Adjustment Amount, (i) if the Final Adjustment Amount is a positive number, Buyer shall pay (or cause to be paid) to the account(s) designated in writing by the Sellers’ Representative an amount in cash equal to the Final Adjustment Amount; (ii) if the Final Adjustment Amount is a negative number, the Sellers’ Representative shall direct the Escrow Agent to pay to the account designated in writing by Buyer (x) an amount in cash from the Working Capital Escrow Funds equal to the lesser of the Final Adjustment Amount and the Working Capital Escrow Funds, and (y) an amount in cash from the Indemnification Escrow Funds equal to the amount by which the Final Adjustment Amount exceeds the Working Capital Escrow Funds, if any. Any payments made pursuant to this Section 2.05(d) shall be treated as an adjustment to the Closing Consideration by the Parties for Tax purposes, unless otherwise required by Law.

(e) Updating Percentage Allocations; Allocation of the Closing Consideration. In the event any payments are required to be made by Buyer or by or on behalf of the Sellers pursuant to this Section 2.05 or ARTICLE X (Indemnification), the Sellers’ Representative shall promptly deliver an updated Schedule 1.1(c) to Buyer and each Seller, reflecting a revised Percentage Allocation for each Seller (including, after giving effect to the manner in which Final Cash, Final Indebtedness, Final Working Capital and the Final Adjustment Amount are calculated and the allocation of the Closing Consideration to each Seller in accordance with the Target Companies Charter Documents). The Parties agree to allocate the Closing Consideration (and all other capitalizable costs) to each Seller according to such Seller’s Percentage Allocation, in each case, as adjusted pursuant to this Section 2.05(e).

Section 2.06 Withholding Rights. Each of the Sellers’ Representative, Buyer and the Escrow Agent shall be entitled to deduct and withhold from any payment to any Party under this Agreement, the Indemnification Escrow Agreement or the Working Capital Escrow Agreement such Taxes as it is required to deduct and withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the sale of the Shares. To the extent that amounts are so withheld or deducted by the Sellers’ Representative, Buyer or the Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Sellers’ Representative, Buyer or the Escrow Agent, as the case may be. The Sellers’ Representative, Buyer or the Escrow Agent, as the case may be, shall pay over to the appropriate Governmental Authority amounts withheld under this Section 2.06.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANIES

As a material inducement to Buyer to enter into this Agreement, the Target Companies represent and warrant to Buyer, as of the date hereof, as follows:

Section 3.01 Organization of the Target Companies. Each of the Target Companies is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction of organization. Each of the Target Companies is duly qualified or licensed as a foreign corporation or limited liability company to do business and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02 Authorization of Transaction; Binding Effect.

(a) Each of the Target Companies has full corporate or limited liability company power and authority to own, lease and operate its assets and to carry on its business as is presently conducted. Each of the Target Companies has the full corporate or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents by the applicable Target Companies and the performance by the applicable Target Companies of their obligations hereunder and thereunder have been duly authorized by all requisite corporate or limited liability company action, as applicable. Each of the Target Companies has made available to Buyer true, complete and correct copies of its limited liability company agreement, certificate of incorporation and bylaws, as applicable, each as in effect on the date of this Agreement (“Target Companies Charter Documents”).

(b) This Agreement has been duly executed and delivered by the Target Companies and constitutes the valid and legally binding obligation of the Target Companies, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles). As of the Closing, each Ancillary Document to which any Target Company is a party will have been duly executed and delivered by such Target Company and will constitute the valid and legally binding obligation of such Target Company, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

Section 3.03 Noncontravention. Except as set forth on Schedule 3.03, neither the execution and the delivery of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the Target Companies Charter Documents, (ii) assuming compliance by the Sellers with Section 4.03 (Noncontravention) and by Buyer with Section 5.03 (Noncontravention), violate any Law or other restriction of any Governmental Authority to which the Target Companies are subject or (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any Material Contract. Except for the notification requirements under the HSR Act, to the Knowledge of the Target Companies, the execution and delivery of this Agreement and the Ancillary Documents by the Target Companies, as well as the consummation by the Target Companies of the transactions contemplated hereby or thereby, do not require any notice to, filing with or authorization, consent or approval of any Governmental Authority.

Section 3.04 Capitalization. The entire authorized, issued and outstanding capital stock of VMG Blocker Corp. and the issued and outstanding membership interests of SF Opco and PV IPco, in each case as of the date hereof, are set forth on Schedule 3.04. All of the issued and outstanding Shares are duly authorized, validly issued, fully paid, non-assessable and, as of the date hereof, are held beneficially and of record by a Seller as set forth on Schedule 1.1(a). Except as set forth on Schedule 3.04 or as provided in Section 6.07 (Restructuring), there is no contract, agreement or other arrangement pursuant to which any of the Target Companies has granted any warrant, right, option, conversion privilege, stock purchase plan, put, call, preemptive right, right of first refusal, commitment or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of its capital stock or its membership interests or other securities convertible into or exchangeable for capital stock or membership interests of any of the Target Companies (now, in the future or upon the occurrence of any contingency) or that provides for any stock appreciation or similar right, and there are no equity securities of the Target Companies reserved for issuance for any purpose. Except as set forth in the Target Companies Charter Documents, there are no agreements, arrangements, proxies or understandings that restrict or otherwise affect voting or transfer of any of the equity securities of the Target Companies. None of the Shares were issued in violation of any preemptive rights of any Person, the Securities Act, or any other applicable Law.

Section 3.05 Subsidiaries.

(a) The Subsidiaries of the Target Companies as of the date hereof are set forth on Schedule 3.05(a). On the Closing Date (after giving effect to the transactions set forth in Section 6.07 (Restructuring)), the Target Companies will not, directly or indirectly, (i) have any Subsidiaries or (ii) own, or have any contract to own, the capital stock, membership interests or other equity securities of any Person or (iii) control all or substantially all of the management policies of any Person (except that VMG Blocker Corp. will own membership interests in each of SF Opco and PV IPco at such time).

(b) Each of VMG Blocker Corp., VMG Splitter LP and VMG Holdco was formed in 2009. VMG Blocker Corp. was formed for the sole purpose of holding an equity interest in VMG Splitter LP. VMG Splitter LP was formed for the sole purpose of holding an equity interest in VMG Holdco. VMG Holdco was formed for the sole purpose of holding an equity interest in SF Holdco. None of VMG Blocker Corp., VMG Splitter LP nor VMG Holdco holds any interests or investments in any other entities, except as set forth on Schedule 3.05(b) or as contemplated by Section 6.07 (Restructuring).

Section 3.06 Broker’s Fees. Except for the fees, commissions and expenses of Houlihan Lokey Capital, Inc. and the other fees, commissions and expenses set forth on Schedule 3.06, the Target Companies do not have any liability or obligation to pay any fees, commissions or expenses to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated. The Sellers are solely responsible for any such fee, commission or expenses that may be due to Houlihan Lokey Capital, Inc. or any other Person listed on Schedule 3.06.

Section 3.07 Financial Statements; Books and Records.

(a) Schedule 3.07(a) sets forth true, correct and complete copies of: (i) the audited consolidated balance sheets of SF Holdco, SF Opco and PV IPco as of December 31, 2010 and December 31, 2011 and the related statements of income, changes in stockholders’ equity and cash flow for the fiscal years ended on such dates (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of SF Holdco, SF Opco and PV IPco as of June 30, 2012 (the “Reference Balance Sheet Date”) and the related statements of income, changes in stockholders’ equity and cash flow for the six-month period ended on such date (the “Unaudited Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (x) present fairly the financial condition, assets and liabilities of SF Holdco, SF Opco and PV IPco and the results of operations and changes in financial condition of SF Holdco, SF Opco and PV IPco as of the respective dates thereof and for the periods covered thereby in all material respects and (y) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of Unaudited Financial Statements (in which GAAP was applied in connection with such calculation but which, in the case of the presentation of trade promotions, might not be presented in accordance with GAAP), to the exclusion of footnotes, normal year end adjustments and other presentation items, which year-end adjustments and footnotes, if presented, would not differ in any material respect from those presented in the Audited Financial Statements.

(b) Except as set forth on Schedule 3.07(b), on the Closing Date, VMG Blocker Corp. will have no liabilities other than fees and expenses of advisors and income Tax liabilities in respect of its prior ownership interest in VMG Splitter LP, its prior indirect ownership interest in VMG Holdco and SF Holdco and its then existing direct ownership interest in SF Holdco.

Section 3.08 Absence of Changes. Since the Reference Balance Sheet Date, the Target Companies have operated in the Ordinary Course of Business and there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the Reference Balance Sheet Date, the Target Companies have used commercially reasonable efforts to preserve intact, in all material respects, the Target Companies’ relationships with customers, suppliers and all others having business dealings with the Target Companies, and there has not been any change in the financial condition, assets, liabilities, net worth or business of any Target Company, other than in the Ordinary Course of Business, which individually or in the aggregate has been or will be materially adverse to any Target Company. Since the Reference Balance Sheet Date, except as set forth on Schedule 3.08, none of the Target Companies has:

(a) accelerated, terminated, modified, canceled or entered into any Material Contract;

(b) experienced any damage, destruction, or loss to any of its assets or property involving at least $100,000 per occurrence and not covered by insurance;

(c) (i) granted any bonuses, whether monetary or otherwise, or materially increased any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements set forth on Schedule 3.08 or required by applicable Law, (ii) changed the terms of employment for any employee or terminated employment of any employee, in each case, for which the costs and expenses associated with such change or termination exceed $50,000, or (iii) accelerated the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant, in each case, for with the costs an expenses exceed $100,000;

(d) made any capital expenditure (or series of related capital expenditures) involving more than $100,000 individually or more than $250,000 in the aggregate;

(e) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (other than the Target Companies);

(f) entered into any transaction with any of its directors, officers or employees on terms that would not have resulted from an arm’s-length transaction;

(g) made any change in any method of accounting or accounting practice or policy used by the Target Companies, other than such changes required by GAAP or pursuant to any pronouncements issued by the Financial Accounting Standards Board;

(h) declared or paid any dividends, issued, purchased or redeemed any shares of its capital stock or membership interests or any securities convertible into or exchangeable for any of its capital stock or membership interests, or made any other distributions to its shareholders or equityholders, other than (i) dividends or distributions to pay Taxes, (ii) payments to VMG Partners, LLC as management fees and/or expense reimbursement and (iii) payments to Warren or Sara Wilson or PV Holdings as compensation and/or expense reimbursement;

(i) granted any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or membership interests;

(j) incurred, assumed, or guaranteed any liabilities or Indebtedness of any kind other than liabilities or Indebtedness that is incurred in the Ordinary Course of Business or that does not exceed $100,000 (either individually or in any series of related Indebtedness);

(k) amended the Target Companies Charter Documents;

(l) transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property Rights, except for licenses or sublicenses in the Ordinary Course of Business;

(m) created or allowed the imposition of any Lien (except for Permitted Liens) upon any of its properties, membership interests or assets, tangible or intangible, other than in the Ordinary Course of Business;

(n) disposed of or acquired any material assets, except for sales, dispositions or acquisitions of assets in the Ordinary Course of Business;

(o) reduced trade promotions in a manner inconsistent with the Ordinary Course of Business;

(p) purchased, leased or otherwise acquired the right to own, use or lease any property or assets for an amount in excess of $100,000 individually (or, in the case of a lease, per annum), except for purchases of inventory or supplies in the Ordinary Course of Business;

(q) made or changed any material Tax election, changed any Tax accounting period, adopted or changed any Tax accounting method, filed any amended Tax Return, failed to file any Tax Return when due (taking into account appropriately obtained extensions), settled any material Tax claim or assessment relating to any of the Target Companies, or consented to any extension or waiver of any limitation period applicable to any Tax claim or Tax assessment relating to any Target Company;

(r) discharged, forgiven, cancelled or satisfied any Lien, debt or claim or paid for any material obligation or material liability (fixed or contingent) other than in the Ordinary Course of Business or that does not exceed $100,000 individually;

(s) written-down the value of any assets or inventory or written-off any notes or accounts receivable of the Target Companies, in each case, other than those for which reserves or accruals have been established in the Unaudited Financial Statements or those less than $100,000 individually; or

(t) entered into any contract, commitment or arrangement to do any of the actions referred to in clauses (a)-(s) above (except as otherwise required or permitted by the terms of this Agreement).

Section 3.09 Legal Compliance; Permits. Except with respect to Tax matters (which are the subject of Section 3.11 (Tax Matters)), Intellectual Property Rights matters (which are the subject of Section 3.12 (Intellectual Property)), labor and employment matters (which are the subject of Section 3.20 (Labor Matters)), Employee Benefit Plan and ERISA matters (which are the subject of Section 3.21 (Employee Benefits)) and environmental matters (which are the subject of Section 3.22 (Environmental Matters)), each of the Target Companies is in compliance in all material respects with all Laws applicable to the ownership and operation of the Target Companies, including such Laws that require the Target Companies to possess Permits for the current operation of their business, including the Laws of the FDA and the USDA. Except as set forth on Schedule 3.09, none of the Target Companies’ products being manufactured, assembled (other than the manufacture or assembly in connection with research and development), sold, leased or delivered by the Target Companies requires, at the date of this Agreement, any material approval of the FDA, the USDA or any other Governmental Authority for the purpose for which they are being manufactured, assembled, sold, leased or delivered and which approval has not been obtained. All material Permits necessary for any Target Company to conduct its business have been obtained by it and are valid and in full force and effect. All material fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 3.09 lists all current material Permits issued to any Target Company, including the names of such Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.09.

Section 3.10 Real Property.

(a) None of the Target Companies owns, or since July 20, 2009 has owned, any real property.

(b) Schedule 3.10(b) lists the street address or a brief description of all real property that is leased, subleased or operated by the Target Companies (each, a “Leased Real Property”) or that has been leased by the Target Companies since July 20, 2009.

(i) Each Lease in connection with the Leased Real Property is legal, valid, binding, enforceable, and in full force and effect (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles); and

(ii) none of the Target Companies is in material breach or default under any Lease.

(c) To the Knowledge of the Target Companies, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair in all material respects, ordinary wear and tear excepted. To the Knowledge of the Target Companies, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, have a Material Adverse Effect.

Section 3.11 Tax Matters.

(a) Tax Returns. The Target Companies have properly filed with the appropriate Governmental Authorities all U.S. Income Tax Returns and all other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are true, correct and complete in all material respects. All Taxes (whether or not shown on a Tax Return) due and owing by any Target Company have been timely paid. No Governmental Authority with which a Target Company does not file Tax Returns has asserted in writing that such Target Company is or may be required to pay Taxes or file Tax Returns with that Governmental Authority. None of the Target Companies is currently the beneficiary of any extension of time with which to file any Tax Return. There are no Liens for any Taxes (other than Permitted Liens) on any of the properties or assets of the Target Companies.

(b) Withholding. All Taxes that the Target Companies were or are required to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member, partner or other third party have been withheld and collected and have been timely paid over in the appropriate amounts to the proper Governmental Authorities.

(c) Disputes. Except for notices satisfied prior to July 20, 2009, none of the Target Companies has received any written notice of assessment or proposed assessment,

deficiency, claim, adjustment or proposed adjustment or any other notice indicating an intent to open an audit or other review in connection with any Taxes, which notice has not been satisfied by payment or been withdrawn, and there are no pending audits, examinations, or administrative or judicial proceedings regarding any Taxes of the Target Companies.

(d) Waivers. None of the Target Companies has current waivers or extensions in effect with respect to any statute of limitations in respect of any Taxes or has agreed to a Tax assessment or deficiency that has not been paid or otherwise satisfied.

(e) Affiliated Groups. Except as set forth on Schedule 3.11(e), none of the Target Companies is a party to any Tax allocation or sharing agreement among members of an affiliated group filing a consolidated, combined, or entity Tax Return or otherwise (other than an agreement among members of an affiliated group the common parent of which was one of the Target Companies), and none of the Target Companies has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was one of the Target Companies) since July 20, 2009 or has any liability for any Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of Law or otherwise (other than any of the Target Companies).

(f) Certain Transactions. In the last two years, none of the Target Companies has distributed equity interests of another Person, or has had its equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code. None of the Target Companies has participated in any “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2).

(g) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Law) executed on or prior to the Closing Date; (iii) deferred intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Law) which deferred intercompany transaction occurred on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of Law).

(h) Tax Classification. PV IPco has been treated as a partnership or disregarded entity for U.S. federal and applicable state and local income tax purposes at all times since its inception. SF Opco has been treated as a partnership, disregarded entity, S corporation, or qualified subchapter S subsidiary for U.S. federal and applicable state and local income tax purposes at all times since its inception.

(i) Section 280G. None of the Target Companies is a party to any agreement, contract, arrangement or plan that, in connection with the transactions contemplated by this Agreement, has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of Law).

(j) Section 409A. None of the Target Companies is a party to any contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. Each nonqualified deferred compensation plan maintained or sponsored by a Target Company (as defined in Section 409A(d)(1) of the Code) is in operational and documentary compliance with the applicable requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. No Target Company has any indemnity or gross-up obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(k) Except for the matters addressed in Section 3.08(q), this Section 3.11 contains the sole and exclusive representations and warranties of the Target Companies with respect to any Tax matters.

Section 3.12 Intellectual Property.

(a) Schedule 3.12(a) identifies each item of Registered IP that is owned by the Target Companies as of the date hereof and used in the operation of the business of the Target Companies, including the jurisdiction in which such Registered IP has been registered or filed and the applicable registration or serial number. All material filings and fees required to maintain as of the date hereof the material Registered IP listed in Schedule 3.12(a) have been timely filed with and paid to the relevant Governmental Authorities or authorized registrars, and all such material Registered IP is otherwise in good standing. The Target Companies have the exclusive right to sell, assign and transfer the entire right, title and interest in each item of material Registered IP listed in Schedule 3.12(a), subject to licenses granted in the Ordinary Course of Business and agreements set forth on Schedule 3.12(b). As of the date hereof, the Target Companies do not own any other U.S. or foreign items of Registered IP used in the operation of the business of the Target Companies other than those listed in Schedule 3.12(a). The Target Companies have exercised all reasonable measures to protect the confidentiality of confidential information and trade secrets owned by the Target Companies.

(b) Schedule 3.12(b) identifies (i) all material license agreements pursuant to which Intellectual Property Rights used in the business of the Target Companies is licensed to the Target Companies (other than any license agreements for commercially available off-the-shelf software), (ii) all material license agreements pursuant to which any of the Target Companies has licensed to any third party any Intellectual Property Rights (other than licenses to customers, distributors, dealers, resellers, sales representatives, suppliers, vendors, consultants, contractors or other business relationships in the Ordinary Course of Business) and (iii) all other covenants not to sue, coexistence agreements, releases and settlement agreements relating to any material Intellectual Property Rights to which any of the Target Companies are a party. The Target Companies have made available to Buyer copies of all such agreements. Except as set forth on Schedule 3.12(b), the applicable Target Company has performed all material obligations required to be performed by it as of the date hereof under the terms and conditions of such material license agreements to which it is a party. Except as set forth on Schedule 3.12(b), no material Intellectual Property Rights are licensed to or by any of the Target Companies other than pursuant to a written agreement.

(c) Except as set forth on Schedule 3.12(c), the applicable Target Company owns, licenses or otherwise has the right to use, free and clear of any Lien other than Permitted Liens, all of the Intellectual Property Rights necessary for the operation of the business of the Target Companies, taken as a whole, as currently conducted. Except as set forth on Schedule 3.12(b), no Seller or founder, director, officer, member, manager or employee of or consultant to any Target Company owns, directly or indirectly, in whole or in part, any interest in any of the Intellectual Property Rights used by the Target Companies.

(d) Except as set forth on Schedule 3.12(d), the operation of the business of the Target Companies as presently conducted is not infringing or misappropriating any material Intellectual Property Rights of any third party, and no third party is infringing or misappropriating any material Intellectual Property Rights owned by the Target Companies.

(e) Except as set forth on Schedule 3.12(e), no material infringement or misappropriation written claim or proceeding is pending against the Target Companies or, to the Knowledge of the Target Companies, threatened in writing against the Target Companies, alleging that the operation of the business of the Target Companies is infringing or misappropriating any Intellectual Property Rights of any third party or that challenges the validity, ownership, enforceability or use of the material Intellectual Property Rights owned by the Target Companies, and none of the material Intellectual Property Rights owned by the Target Companies are subject to any outstanding order of any Governmental Authority against the Target Companies.

(f) This Section 3.12 contains the sole and exclusive representations and warranties of the Target Companies with respect to any Intellectual Property Rights matters.

Section 3.13 Contracts and Commitments.

(a) Schedule 3.13(a) sets forth a list (including for each oral agreement or contract, a summary thereof) as of the date of this Agreement of each of the following agreements or contracts, whether written or oral, to which any of the Target Companies is a party or by which any Target Company is bound or to which any asset of any Target Company is subject:

(i) any employment agreement or employment contract with any officer, independent contractor, or employee of any of the Target Companies, other than offer letters for at-will employment;

(ii) any employee collective bargaining agreement;

(iii) any contract or agreement with any officer, employee, consultant or independent contractor with respect to change of control or severance;

(iv) any covenant not to compete granted by any Target Company in favor of a third party;

(v) any lease or similar agreement under which (A) any of the Target Companies is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) any of the Target Companies is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Target Companies, in each case which provides for future payments by the Target Companies in excess of $100,000 per annum and is not terminable by the Target Companies upon notice of sixty (60) days or less for a cost of less than $100,000;

(vi) any agreement or contract under which the Target Companies have borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others (other than intercompany Indebtedness, endorsements for the purpose of collection, loans made to employees for relocation, travel or other employment related purposes or purchases of equipment or materials made under conditional sales contracts, in each case in the Ordinary Course of Business);

(vii) all contracts that include or constitute a power of attorney (excluding power of attorney in connection with customs forms entered into in the Ordinary Course of Business);

(viii) all contracts (or group of related contracts) under which the any Target Company contracts for any material agency, representation, distribution or brokerage services for the sale of the Target Companies’ products involving payments of more than $100,000 annually and is not terminable by the Target Companies upon notice of sixty (60) days or less for a cost of less than $100,000;

(ix) all contracts (or group of related contracts) under which any Target Company contracts for transportation or freight services involving payments of more than $100,000 annually and is not terminable by the Target Companies upon notice of sixty (60) days or less for a cost of less than $100,000;

(x) all contracts (or group of related contracts) for capital expenditures in excess of $100,000 individually and is not terminable by the Target Companies upon notice of sixty (60) days or less for a cost of less than $100,000;

(xi) all contracts (or group of related contracts) that deal with the provision of goods or services by or on behalf of any Target Company on a co-manufacturing basis involving payments of more than $100,000 annually and is not terminable by the Target Companies upon notice of sixty (60) days or less for a cost of less than $100,000;

(xii) all contracts with any former director, officer, employee, consultant or member of any Target Company involving payments of more than $100,000 annually and is not terminable by the Target Companies upon notice of sixty (60) days or less for a cost of less than $100,000;

(xiii) any Order, settlement or similar agreement related to or affecting the business of any Target Company, and either involving payments of more than $100,000 or materially restricting the operation of any Target Company’s business;

(xiv) all contracts (or group of related contracts) concerning a franchising, partnership or joint venture; or

(xv) any agreement, contract, lease or license, in each case not included in clauses (i)-(xiv) foregoing or set forth on Schedule 3.13(a) or Schedule 3.12(b), to which the Target Companies is a party or by or to which any of their respective assets are bound or subject, which provides for future payments by the Target Companies in excess of $100,000 per annum and is not terminable by the Target Companies upon notice of sixty (60) days or less for a cost of less than $100,000 (other than warranty obligations in the Ordinary Course of Business, purchase orders and Leases).

(b) The Target Companies have delivered to, or made available for inspection by, Buyer a copy of each contract, lease, license, instrument or other agreement listed on Schedule 3.13(a) (collectively, the “Material Contracts”). Except as disclosed on Schedule 3.13(b), each of the Target Companies has performed, in all material respects, all obligations required to be performed by it as of the date hereof under the Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder in any material respect, nor has the Company received any written notice of any intention to terminate any Material Contract. Each of the Material Contracts is a valid and legally binding obligation of one of the Target Companies, as applicable, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

Section 3.14 Insurance. Schedule 3.14 lists each insurance policy maintained by the Target Companies with respect to the properties, assets, business, operations and employees of the Target Companies, as applicable. To the Knowledge of the Target Companies, all such insurance policies are in full force and effect in all material respects, and none of the Target Companies is in default in any material respect regarding its obligations under any of such insurance policies. No Target Company has failed to give any notice or present any claim under any insurance policy in a timely fashion or in the manner or detail required by the insurance policies. Since July 20, 2009, no notice of cancellation or non-renewal with respect to, or disallowance of any material claim under, any of the insurance policies of the Target Companies has been received by any Target Company. Since July 20, 2009, no Target Company has been refused any insurance, nor has its coverage been materially limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.

Section 3.15 Litigation. Except as set forth on Schedule 3.15, there is no Action (or related series of Actions) by or before any Government Authority pending or, to the Knowledge of the Target Companies, threatened against the Target Companies which would reasonably be expected to result in liability to the Target Companies in excess of $100,000. To the Knowledge of the Target Companies, no event has occurred or circumstances exist which would reasonably be expected to give rise to any such Action (or related series of Actions).

Section 3.16 Assets.

(a) Ownership of Assets. Each of the Target Companies has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other contract, an enforceable leasehold interest in, or right to use, all of its properties, rights and assets (excluding Intellectual Property Rights, which shall be exclusively the subject of Section 3.12 (Intellectual Property)), whether real or personal and whether tangible or intangible (collectively, the “Assets”), free and clear of all Liens (other than Permitted Liens). Except as disclosed in Schedule 3.16(a), no Target Company has received in respect of any of its material properties or assets any written notice of conflict with the asserted rights of any other Person.

(b) Sufficiency of Assets. The Assets comprise all of the assets, properties and rights of every type and description (excluding Intellectual Property Rights, which shall be exclusively the subject of Section 3.12 (Intellectual Property)), whether real or personal, tangible or intangible, currently used in and material to the operation of the business of the Target Companies, taken as a whole, as currently conducted. All of the Assets are reasonably adequate and suitable for the purposes for which they are used in the business of the Target Companies.

Section 3.17 Accounts Receivable. The accounts receivable reflected on the Unaudited Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Target Companies involving the sale of goods or the rendering of services (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona-fide business transactions) in the Ordinary Course of Business and (b) constitute only valid, undisputed claims of the Target Companies not subject to claims of set-off or other defenses or counterclaims other than normal discounts and returns accrued in the Ordinary Course of Business. The reserve for bad debts shown on the Unaudited Financial Statements or, with respect to accounts receivable arising after the Reference Balance Sheet Date, on the accounting records of the Target Companies has been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.18 Products. The products of the Target Companies (including all products in process and finished goods inventory): (a) have been properly handled and stored in all material respects and are properly packaged and labeled in all material respects and fit for human consumption; (b) comply in all material respects with the Federal Food, Drug and Cosmetic Act as amended and regulations promulgated thereunder as in effect as of the date hereof (collectively, the “Food and Drug Act”) and applicable federal, state and municipal Laws governing the purity of food sold for human consumption as in effect as of the date hereof (“Food Laws”); and (c) may be shipped in interstate commerce in accordance with the Food and Drug Act and the Food Laws.

Section 3.19 Inventory. All inventory of the Target Companies, including that reflected in Financial Statements, is stated at the lower of cost or market using the first-in, first-out valuation method, except as disclosed in the Financial Statements. All of the inventory reflected in the Unaudited Financial Statements and all inventory acquired by the Target Companies since the Reference Balance Sheet Date, consist of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items which have been reserved for in the Ordinary Course of Business. The Target Companies’ inventory reserves in the Financial Statements have been made in accordance with GAAP. Except as set forth on Schedule 3.19, all inventory of the Target Companies is owned by the Target Companies free and clear of all Liens (except for Permitted Liens), and no inventory is held on a consignment basis. All of the inventory complies in all material respects with the Target Companies’ internal quality assurance guidelines.

Section 3.20 Labor Matters.

(a) None of the Target Companies is a party to any collective bargaining agreement or collective bargaining relationship with respect to employees of the Target Companies with any labor organization. There is no pending or, to the Knowledge of the Target Companies, threatened labor strike, lockout, work stoppage, slowdown, union election petition, demand for recognition or other material labor dispute against any of the Target Companies, and there has not been a material labor dispute pending against any of the Target Companies within the past three (3) years. To the Target Companies’ Knowledge, no union, other labor organization or similar entity is engaged in any organizing activity with respect to any employees of any of the Target Companies and no such organizing activity is threatened. There is no unfair labor practice charge or complaint or material labor grievance or labor arbitration pending or threatened in writing against any of the Target Companies before the National Labor Relations Board or any Governmental Authority or arbitrator.

(b) Each of the Target Companies has complied in all material respects with all Laws relating to labor, employment and employment practices, including but not limited to all Laws and provisions thereof relating to wages, hours, equal employment opportunities, employment discrimination, hiring, firing, promotion, termination of employee benefits, retaliation, immigration, disability rights, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance, collective bargaining and the payment of social security and other Taxes. There are no material Actions pending or, to the Knowledge of any of the Target Companies, threatened against any of the Target Companies before the U.S. Equal Employment Opportunity Commission or any Governmental Authority or arbitrator concerning or relating to any labor, employment or employment practices matters. With respect to each individual who renders services to any Target Company, (i) the Target Companies have accurately classified each such individual as an employee, independent contractor or otherwise as appropriate under any and all applicable Laws, and (ii) for each individual classified as an employee, the Target Companies have classified such employee as exempt or nonexempt as appropriate under any and all applicable Laws, other than, with respect to both clause (i) and (ii) foregoing, for classification determinations that would not individually or in the aggregate materially affect the Target Companies.

(c) No Target Company is party to, or otherwise bound by, any consent decree, or subject to any order or judgment of any Governmental Authority, regarding labor, employment or employment practices that places any material obligation on any Target Company.

(d) Schedule 3.20(d) lists each employee of any Target Company or Target Subsidiary who was terminated or laid off for any reason other than for cause during the ninety

(90) days preceding the date of this Agreement, and for each such employee, sets forth: (i) the date of such termination, layoff or reduction in hours; and (ii) the location to which the employee was assigned. No later than the Closing Date, the Sellers shall update Schedule 3.20(d) to reflect any employment terminations effected by any Target Company or Target Subsidiary between the date hereof and the Closing Date. The Target Companies are in substantial compliance in all material respects with their respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar state or local law and no Target Company has ordered or implemented a plant closing or mass layoff within the meaning of the WARN Act or any similar state or local law in the past three (3) years.

(e) To the Target Companies’ Knowledge, no officer or key employee has submitted his or her resignation or has given written notice of his or her intent to resign as of the date of this Agreement.

(f) Except for the labor or employment-related matters specifically referenced in Section 3.13, this Section 3.20 contains the sole and exclusive representations and warranties of the Target Companies with respect to any labor or employment matters.

Section 3.21 Employee Benefits.

(a) Schedule 3.21(a) contains a list of each Employee Benefit Plan. With respect to each Employee Benefit Plan (other than any such Employee Benefit Plan sponsored by a professional employer organization and in which the Target Companies participate), the Target Companies have made available to Buyer current, correct and complete copies of (where applicable) (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, and (ii) the three most recent Forms 5500 and all schedules thereto. With respect to the Employee Benefit Plans, the Target Companies have made available to Buyer the most recent IRS determination or opinion letter and the most recent summary plan descriptions, including any summaries of material modifications thereto.

(b) Each Employee Benefit Plan has been maintained in all material respects in compliance with its terms and with the requirement of applicable Laws. There are no Employee Benefit Plans that are intended be qualified under Section 401(a) of the Code.

(c) None of the Target Companies maintains, sponsors, contributes to or has any liability (including any liability on account of being considered a single employer under Section 414 of the Code with any other Person) with respect to (i) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, (ii) any “multiemployer plan,” as defined in Section 3(37) of ERISA or (iii) any multiple employer plan, as described in Section 413 of the Code.

(d) No Target Company has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Target Company to any material Tax or penalty imposed by ERISA or the Code

(e) There is no pending or, to the Knowledge of the Target Companies, threatened Action (other than any routine claim for benefits) with respect to any Employee Benefit Plan that would result in material liability to a Target Company.

(f) Except as set forth on Schedule 3.21(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) result in any payment becoming due to any employee of any Target Company under any Employee Benefit Plan, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to benefits under any Employee Benefit Plan, or (iv) require any contributions or payments to fund any obligations under any Employee Benefit Plan.

(g) Except for the matters related to Employee Benefit Plans specifically referenced in Section 3.13, this Section 3.21 contains the sole and exclusive representations and warranties of the Target Companies with respect to any Employee Benefit Plan or ERISA matters.

Section 3.22 Environmental Matters.

(a) Each of the Target Companies is in compliance with applicable Environmental Requirements in all material respects.

(b) Each of the Target Companies possesses all permits, authorizations and approvals required pursuant to applicable Environmental Requirements for its operations in the Ordinary Course of Business in all material respects as of the Closing Date. Each of the Target Companies is in compliance with all such permits in all material respects.

(c) No conditions of Hazardous Substance contamination caused or created by the Target Companies or for which the Target Companies are legally responsible exists on or under or is migrating from any of the Leased Real Property and is required to be investigated, remediated, monitored or assessed, or to undergo any other response action by Environmental Requirements, except as would not be materially adverse to the Target Companies.

(d) The Target Companies have provided Buyer with access to and copies of any environmental reports, audits, surveys and assessments relating to the Target Companies in their possession or under their reasonable control.

(e) Since July 20, 2009, no Target Company has received any written notice, report or other written information regarding any actual or alleged violation of any Environmental Requirements, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Requirements.

(f) This Section 3.22 contains the sole and exclusive representations and warranties of the Target Companies with respect to any environmental matters, including any matters arising under any Environmental Requirements or relating to Hazardous Substances.

Section 3.23 Affiliate Transactions. Except as set forth on Schedule 3.23, no equityholder, director or officer of the Target Companies has or, since July 20, 2009, has had any agreement with the Target Companies or any interest in any property (real, personal or mixed, tangible or intangible) used in or pertaining to the Target Companies, except solely in such Person’s capacity as an equityholder, director or officer, as applicable. All items set forth on Schedule 3.23 will be terminated at or prior to the Closing.

Section 3.24 No Undisclosed Liabilities. Except as set forth on Schedule 3.24, none of the Target Companies has any liabilities or obligations (whether absolute, contingent, matured or unmatured or otherwise) except for liabilities and obligations (a) set forth on, or reserved against in, the Unaudited Financial Statements, (b) incurred in the Ordinary Course of Business subsequent to the Reference Balance Sheet Date or (c) that would not exceed $25,000 individually or $100,000 in the aggregate.

Section 3.25 Customers and Suppliers. Schedule 3.25 contains a list of (a) the top ten (10) customers (based on gross sales) (“Top 10 Customers”) and (b) the top five (5) suppliers (based on gross expenditures) (“Top 5 Suppliers”) of the Target Companies, in each case, as of the twelve (12) month period ended on the Reference Balance Sheet Date. None of the Target Companies has received any written notice that any of (i) the Top 10 Customers has ceased, or intends to cease after the Closing, to purchase its goods or services or to otherwise terminate or materially alter its relationship with the Target Companies, or (ii) the Top 5 Suppliers has ceased, or intends to cease, to supply goods or services to the Target Companies or to otherwise terminate or materially alter its relationship with the Target Companies, and, to the Knowledge of the Target Companies and the Sellers, no Top 10 Customer or Top 5 Supplier has threatened any such action.

Section 3.26 Product Liability; Product Warranty. Except as set forth on Schedule 3.26, none of the Target Companies is a party to any Action, and, to the Knowledge of the Target Companies, there is not any threatened Action, relating to alleged defects in the products provided by the Target Companies or the failure of any such products to meet the warranty specifications applicable thereto or alleging personal injury, death, or property or economic damages, or seeking injunctive relief in connection with any product manufactured, shipped or sold by the Target Companies, in each case, except for customer complaints in the Ordinary Course of Business. There are no pending or, to the Knowledge of the Target Companies, threatened recalls for the products of the Target Companies, other than product returns in the Ordinary Course of Business.

Section 3.27 Indebtedness. Except as set forth on Schedule 3.27, none of the Target Companies has any Indebtedness outstanding as of the date hereof. As of the Closing, none of the Target Companies will have any Indebtedness outstanding other than as described on the Closing Certificate.

Section 3.28 No Acceleration of Rights and Benefits. Except for customary professional fees incurred in connection with the transactions contemplated by this Agreement or as set forth on Schedule 3.03, Schedule 3.13(a) (item (iii)) or Schedule 3.28, no Target Company has made, nor is any Target Company obligated to make, any payment to any Person in connection with the transactions contemplated by this Agreement or the Ancillary Agreements. No rights or benefits of any Person granted by any Target Company have been (or will be) accelerated, increased or modified, and no Person has the right to receive any payment or remedy (including rescission or liquidated damages) from any Target Company, in each case as a result of a change of control or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. Except as set forth on Schedule 3.28, no Target Company is party to any contract which, by its terms, will require Buyer or any of its Affiliates to support such Target Company’s obligations under such contract with a letter of credit or other collateral.

Section 3.29 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE III, NONE OF THE TARGET COMPANIES NOR ANY OTHER PERSON ACTING ON BEHALF OF ANY OF THE TARGET COMPANIES MAKES ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED.

ARTICLE IV

REPRESENTATION AND WARRANTIES OF THE SELLERS

As a material inducement to Buyer to enter into this Agreement, each Seller represents and warrants to Buyer, solely as to itself, as of the date hereof, as follows:

Section 4.01 Organization. If an entity, such Seller is duly organized, validly existing and in good standing under the Laws of its state of organization.

Section 4.02 Authorization of Transaction; Binding Effect.

(a) Such Seller has the power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform his, her or its obligations hereunder and thereunder. In the case of an entity, the execution and delivery of this Agreement and the Ancillary Documents to which it is a party by such Seller and the performance by such Seller of its obligations hereunder and thereunder have been duly authorized by all requisite partnership, limited liability company or corporate action, as applicable.

(b) This Agreement has been duly executed and delivered by such Seller and constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles). As of the Closing, each Ancillary Document to which such Seller is a party will have been duly executed and delivered by such Seller and will constitute the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

Section 4.03 Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) in the case of any entity, violate any provision of such Seller’s organizational documents, (ii) assuming compliance by the Target Companies with Section 3.03 (Noncontravention) and by Buyer with Section 5.03 (Noncontravention), violate any Law or other restriction of any Governmental Authority to which such Seller is subject or (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any contract to which such Seller is a party, except, in the case of clauses (ii) and (iii), where the violation, conflict, breach, default or acceleration would not, individually or in the aggregate, have a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement. Except for the notification requirements under the HSR Act, to the Knowledge of the Sellers, the execution and delivery by such Seller of this Agreement and the Ancillary Documents to which it is a party, as well as the consummation by such Seller of the transactions contemplated hereby or thereby, does not require any notice to, filing with or authorization, consent or approval of any Governmental Authority.

Section 4.04 Ownership of Shares. On the date of this Agreement, such Seller is the record and beneficial owner of the Shares set forth opposite such Seller’s name on Schedule 1.1(a), and, on the Closing Date (after giving effect to the transactions set forth in Section 6.07 (Restructuring)), such Seller will be the record and beneficial owner of the Shares set forth opposite such Seller’s name on Schedule 1.1(b). Such Seller has on the date of this Agreement (or will have on the Closing Date, as applicable) good and marketable title to such Shares, free and clear of any and all Liens, other than restrictions under applicable securities Laws. Such Shares will be sold, transferred and conveyed to Buyer, subject to the terms of this Agreement and pursuant to the procedures set forth in this Agreement, free and clear of all Liens, other than restrictions under applicable securities Laws.

Section 4.05 Litigation. Such Seller is not a party to any Action, nor to the Knowledge of such Seller, is any Action threatened in writing against such Seller, by or before any Governmental Authority, except as would not have a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 4.06 Broker’s Fees. Except for the fees and expenses of Houlihan Lokey Capital, Inc., such Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated. Sellers are solely responsible for any such payment, fee or commission that may be due to Houlihan Lokey Capital, Inc. in connection with the transactions contemplated by this Agreement.

Section 4.07 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV, NONE OF THE SELLERS, THE SELLERS’ REPRESENTATIVE NOR ANY OTHER PERSON ACTING ON BEHALF OF ANY OF THE SELLERS OR THE SELLERS’ REPRESENTATIVE MAKES ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Sellers and the Target Companies to enter into and perform their respective obligations under this Agreement, Buyer represents and warrants to the Sellers and the Target Companies, as of the date hereof, as follows:

Section 5.01 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of North Carolina.

Section 5.02 Authorization of Transaction; Binding Effect.

(a) Buyer has full organizational power and authority to carry on its business as is presently conducted, to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party by Buyer and the performance by Buyer of its obligations hereunder and thereunder have been duly authorized by all requisite organizational action.

(b) This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles). As of the Closing, each Ancillary Document to which Buyer is a party will have been duly executed and delivered by Buyer and will constitute the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

Section 5.03 Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the organizational documents of Buyer, (ii) assuming compliance by the Target Companies with Section 3.03 (Noncontravention) and by the Sellers with Section 4.03 (Noncontravention), violate any Law or other restriction of any Governmental Authority to which Buyer is subject or (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any contract to which Buyer is a party, except, in the case of clauses (ii) and (iii), where the violation, conflict, breach, default or acceleration would not, individually or in the aggregate, have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement. Except for the notification requirements under the HSR Act, to the knowledge of Buyer, the execution and delivery of this Agreement and the Ancillary Documents by Buyer, as well as the consummation by Buyer of the transactions contemplated hereby or thereby, do not require any consent, notice to, filing with or authorization or approval of any Governmental Authority.

Section 5.04 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Target Companies (prior to the Closing) or the Sellers could become liable or obligated.

Section 5.05 Financing. Buyer has previously delivered to the Sellers’ Representative a true, correct and complete copy of the commitment letter dated the date hereof (the “Commitment Letter”) from Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated evidencing their commitments to provide financing in an aggregate amount set forth therein (the “Financing”) that, when funded in accordance of the terms thereof, shall be sufficient (when taken together with cash on hand) such that Buyer will have available at Closing, immediately available funds for payment of the Closing Consideration and the costs and expenses of Buyer in consummating the transactions contemplated by this Agreement and the

Ancillary Documents. The Commitment Letter has been duly executed and is a valid and binding obligation of Parent, and to the knowledge of each of Parent and Buyer, is a valid and binding obligation of each of the other parties thereto. The Commitment Letter is in full force and effect and has not been amended or modified in any respect and the obligations and commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect. Parent has fully paid all fees and expenses required thereby or in connection therewith to the extent required to be paid on or prior to the date hereof. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or, to the knowledge of Buyer or Parent, any other parties thereto, under the Commitment Letter. Neither Buyer nor Parent has any reason to believe that any term or condition of closing contained in the Commitment Letter should not reasonably be expected to be satisfied as soon as practicable after the date hereof. There are no conditions precedent or contingencies related to the funding of the full amount of the Financing on the Closing Date, other than as expressly set forth in or expressly contemplated by the Commitment Letter. There are no side letters or other agreements, arrangements or understandings, to which Parent or Buyer or any of their affiliates is a party, that could increase the conditionality of the Financing. In no event shall the receipt or availability of any funds or financing by or to Parent or Buyer or any of their Affiliates or any other financing be a condition to Buyer’s obligation to consummate the transactions contemplated hereunder. Buyer is solvent on the date hereof, and will not immediately after giving effect to the transactions contemplated by this Agreement and the incurrence of any indebtedness in connection therewith be rendered insolvent. In connection with the consummation of the transactions contemplated by this Agreement and the incurrence of any indebtedness in connection therewith, Buyer does not intend that it or its Subsidiaries would incur, and does not believe that it or its Subsidiaries will incur, debts that would be beyond its or its Subsidiaries’ ability to pay as such debts mature.

Section 5.06 Litigation. There are no Actions pending or, to Buyer’s knowledge, threatened against or affecting Buyer, at law or in equity, or before or by any Governmental Authority, which could adversely affect Buyer’s performance under this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

Section 5.07 Taxes. Buyer’s participation in the transactions contemplated by this Agreement are not part of, and Buyer shall not permit the Target Companies to participate in, an “intermediary tax shelter” as that term is defined in applicable IRS revenue procedures.

Section 5.08 Investment Intent; Restricted Securities. Buyer is purchasing the Shares solely for its own account, for investment purposes only, and not with a view to, or any present intention of, reselling or otherwise distributing the Shares or dividing its participation herein with others. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer understands and acknowledges that (i) none of the Shares have been registered under the Securities Act or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (ii) none of the Shares is traded or tradable on any securities exchange or over-the-counter, and (iii) the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Section 5.09 Reliance. Buyer acknowledges that the Target Companies and the Sellers have not made any representation or warranty to Buyer other than as expressly set forth in this Agreement. Buyer acknowledges that, except as expressly set forth in this Agreement, none of the Target Companies nor the Sellers make any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations, future cash flows or future financial performance of the Target Companies or (b) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Target Companies, or their business, assets, liabilities or operations.

Section 5.10 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE V, NEITHER BUYER NOR ANY OTHER PERSON ACTING ON BEHALF OF BUYER MAKES ANY REPRESENTATION OR WARRANTY TO THE SELLERS, EXPRESS OR IMPLIED.

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.01 Operation of Business. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 9.01 (Termination), except as otherwise contemplated by this Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, none of the Target Companies shall take any action of the type that, if taken after the Reference Balance Sheet Date and prior to the date hereof, would have been required to be disclosed on Schedule 3.08.

Section 6.02 Notices and Consents

(a) Subject to the terms and conditions of this Agreement, each Party shall cooperate fully with the other Parties and use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the transactions contemplated hereby, including by (i) obtaining (and cooperating with the other Parties in obtaining) any clearance, consent, authorization, order or approval of, or exemption by, any Governmental Authority required to be obtained or made by Buyer or the Target Companies in connection with the transactions contemplated hereby, and making any and all registrations and filings that may be necessary or advisable to obtain the approval or waiver from, or to avoid any Action by, any Governmental Authority; (ii) defending any Action, whether brought by a Governmental Authority or other third party, seeking to challenge this Agreement or the transactions contemplated hereby, including by seeking to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby; and (iii) executing any certificates, instruments or other documents that are necessary to consummate and make effective the transactions contemplated hereby and to fully carry out the purposes and intent of this Agreement.

(b) Without limiting the generality of the foregoing, each of the Parties shall file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act within three (3) Business Days following the date of this Agreement (collectively, the “HSR Filing Package”), and will promptly make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. Each of the Parties will request early termination of the waiting period under the HSR Act. The Parties will cooperate with each other in connection with (i) the making of all such filings or responses, including providing copies of all such documents (including redacted versions to the extent reasonably necessary to protect confidential or proprietary information) to the non-filing or non-responding Party and its advisors prior to filing or responding to allow such other Party reasonable time to review and comment on such filings or responses, and (ii) the antitrust defense of the transactions contemplated hereby in any investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby, including keeping each other apprised of the status of such matters.

(c) “Commercially reasonable efforts” as used in this Section 6.02 shall not include any requirement to pay any consideration, to agree to any undertaking or modification to any contract or agreement or to offer to grant any financial accommodation not required by the terms of such contract or agreement. Notwithstanding anything to the contrary contained in this Agreement, none of the Buyer, the Target Companies, any of the Target Companies’ Subsidiaries, or any of their respective Affiliates shall be required (i) to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, (ii) to agree to any limitation on the operation or conduct of their respective businesses or (iii) to waive any of the conditions set forth in ARTICLE VIII of this Agreement. Notwithstanding anything to the contrary contained herein, none of Buyer, the Target Companies or any of their Subsidiaries shall have any liability for a failure to obtain any consent from a Governmental Authority that satisfies the foregoing requirements as long as such Person, as the case may be, complies with its obligations set forth in this Section 6.02(c).

Section 6.03 Access. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 9.01 (Termination), the Sellers’ Representative shall permit Representatives of Buyer (including financial and legal representatives) and the Financing Sources to have reasonable access during normal business hours and upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Target Companies, to all premises, properties, executive officers, books, records, policies, contracts and documents of the Target Companies; provided, however, that the foregoing shall not apply with respect to any information the disclosure of which would, in the Target Companies’ or the Sellers’ Representative’s sole discretion, waive any privilege.

Section 6.04 Supplemental Schedules. From and after the date of this Agreement until the Closing, the Target Companies, the Sellers’ Representative and Buyer, as the case may be (the “Updating Party”), shall promptly update, amend or modify the Schedules relating to the representations and warranties in ARTICLE III (Representations and Warranties of the Target

Companies), ARTICLE IV (Representations and Warranties of the Sellers) and ARTICLE V (Representations and Warranties of Buyer), respectively, to reflect any facts, circumstances or events (including the occurrence or non-occurrence thereof) which would reasonably be expected to cause any such representation or warranty made by a Party to be untrue or inaccurate in any material respect, by providing Buyer (in the case of an update, amendment or modification by the Target Companies or the Seller’s Representative) or the Sellers’ Representative (in the case of an update, amendment or modification by Buyer), as applicable, with written notice setting forth the update, amendment or modification and specifying the Schedule or Schedules affected thereby. If any such update, amendment or modification discloses any material development that would cause an inability of the Updating Party to deliver the officer’s certificate to be delivered hereunder at Closing by it as contemplated by Section 8.02 (Conditions to Obligations of Buyer) or Section 8.03 (Conditions to Obligations of the Target Companies and the Sellers) without giving effect to this Section 6.04, as the case may be (a “Material Update”), the Updating Party must promptly provide to Buyer (in the case of Material Update by the Target Companies or the Sellers’ Representative) or the Sellers’ Representative (in the case of a Material Update by Buyer), as applicable, any information or documentation reasonably requested by Buyer or the Sellers’ Representative, as applicable, in order for such Person to evaluate the Material Update, and, if the Material Update is provided less than five (5) days before the Sellers’ Representative Outside Date (in the case of Material Update by the Target Companies or the Sellers’ Representative) or the Buyer Outside Date (in the case of a Material Update by Buyer), as applicable, the Sellers’ Representative Outside Date or the Buyer Outside Date, as applicable, will be extended until five (5) days after the Material Update to afford the other Parties an opportunity to review such information. After receiving the Material Update and the related information and documentation reasonably requested by it, Buyer (in the case of Material Update by the Target Companies or the Sellers’ Representative) or the Sellers’ Representative (in the case of a Material Update by Buyer), as applicable, will have five (5) days to terminate this Agreement by providing written notice to the Updating Party, with such termination being the sole remedy relating to matters set forth in the Material Update, and if such Person does not terminate this Agreement within such period, the Material Update will amend the applicable Schedule, qualify the specific representations and warranties referenced in the Material Update, and cure the specific misrepresentation or breach of representations and warranties that would have existed hereunder had the Material Update not been provided.

Section 6.05 Contact with Customers and Suppliers. From the date of this Agreement until the Closing, Buyer and Buyer’s Representatives shall not contact or communicate with the customers and suppliers of the Target Companies in connection with the transactions contemplated hereby or about the Target Companies in any way without the prior written consent of the Sellers’ Representative.

Section 6.06 Financial Information Cooperation. The Sellers shall use commercially reasonable efforts to furnish to the Buyer (at Buyer’s sole cost and expense) as promptly as reasonably practicable the financial and other information regarding the Target Companies as may be reasonably requested by Buyer to satisfy any disclosure requirements applicable to Buyer or its Affiliates under Regulations S-X or S-K of the Securities Act, and other applicable securities Laws, including the execution and delivery of customary representation letters to McGladrey LLP and audit reports thereon by such accounting firm, together with any consents required for Buyer to use or disclose such reports. The obligations of Sellers in this Section 6.06 shall survive until the operating results of the Target Companies have been reflected in the audited consolidated financial statements of Parent, as filed with the Securities and Exchange Commission, for a complete fiscal year.

Section 6.07 Restructuring. Prior to the Closing, the Sellers and the Target Companies will consummate, and will cause certain of their Affiliates to consummate, an internal restructuring consisting of the following steps, which steps will take place in the order in which they are listed, and which restructuring will be duly authorized by all requisite partnership, limited liability company or corporate actions, as applicable, on the part of the entities involved:

(a) In accordance with the organizational documents of SF Opco, PV IPco and SF Holdco, SF Holdco shall distribute to VMG Holdco a portion of the equity interests it holds in each of SF Opco and PV IPco (collectively, the “Equity Interests”).

(b) In accordance with the organizational documents of SF Opco, PV IPco and VMG Holdco, VMG Holdco shall transfer to Splitter LP the Equity Interests in redemption of Splitter LP’s equity interest in VMG Holdco.

(c) In accordance with the organizational documents of SF Opco, PV IPco and VMG Splitter LP, VMG Splitter LP shall distribute the Equity Interests to the partners of VMG Splitter LP (i.e., VMG Blocker Corp. and VMG General Partner), and VMG Splitter LP shall be dissolved.

Section 6.08 Commitment Letter. Parent shall not terminate the Commitment Letter or amend or modify the Commitment Letter in any manner that would decrease the amount of the Financing available thereunder, would amend or modify the conditions precedent or contingencies related to the funding of the full amount of the Financing in any manner adverse to the Sellers or the Target Companies, or would otherwise reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Parent shall promptly notify Sellers in the event any of the representations and warranties in Section 5.05 (Commitment Letter) are no longer true and correct.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 General. In case at any time after the Closing any further action is necessary or reasonably required to carry out the purposes of this Agreement and give effect to the transactions contemplated by this Agreement, each of the Parties shall, and shall cause their respective Affiliates, to take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

Section 7.02 Press Releases. From and after the date of this Agreement, except to the extent required by applicable Law or by the applicable rules of any stock exchange on which Buyer or Parent lists its securities, the Parties shall not, directly or indirectly, issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of Buyer and the Sellers’ Representative, and, in the event any such public announcement, press release or disclosure is required by applicable Law, the Parties will consult prior to the making thereof to the extent reasonably practicable.

Notwithstanding the provisions of this Section 7.02 and Section 7.04, on and after the Closing Date, the Sellers and their Affiliates shall be permitted (i) to provide general information about the subject matter of this Agreement and the Target Companies in connection with their normal fund raising, marketing, informational or reporting activities, (ii) to disclose to their respective and prospective members, limited partners and stockholders (who may disclose to their direct and indirect investors) the fact that the Closing has occurred, the Closing Consideration paid hereunder, other items directly relating to the Closing Consideration and other types of information that are customary for private equity funds to provide to their respective and prospective members, limited partners and stockholders who have executed customary non-disclosure agreements, (iii) to disclose on their websites and in their marketing materials the fact of the sale of the Target Companies to Buyer (which disclosure may be accompanied by the logos of the Target Companies and Buyer), so long as no price information or further disclosure or commentary is provided in connection therewith, and (iv) to disclose any information previously provided as part of a press release, public announcement or disclosure issued or made in accordance with the first sentence of this Section 7.02. The Parties will consult with each other concerning the means by which any employee, customer or supplier of any Party (including any of their respective Subsidiaries) or any other Person having any business relationship with any Party (or any of their respective Subsidiaries) will be informed of the transactions contemplated by this Agreement.

Section 7.03 Transaction Expenses. Each Party shall be solely responsible for the payment of any fees and expenses incurred by such Party or its Affiliates in connection with the transactions contemplated hereby or otherwise required by applicable Law; provided, however, that the Target Companies shall be solely responsible for the payment of any fees and expenses incurred by Sellers in connection with the transactions contemplated hereby or otherwise required by applicable Law; provided, further, that, in the event of a Closing, the Sellers’ Representative shall, with the proceeds from the Closing Consideration, pay all Transaction Expenses. Notwithstanding the foregoing, regardless of whether the Closing occurs, any fees or expenses of the Target Companies or any of the Sellers incurred by, at the direction of Buyer or any of its Affiliates (including for the purpose of obtaining any third party consents) shall be paid by Buyer, and the filing fees required to be paid under the HSR Act shall be paid equally by Sellers, on the one hand, and Buyer, on the other hand.

Section 7.04 Confidentiality. Whether or not the transactions contemplated hereby are consummated, the Parties shall, and shall cause each of their respective Representatives to, keep confidential all information and materials regarding any other Party reasonably designated by such Party as confidential at the time of disclosure thereof. Except as provided in Section 7.02 (Press Releases), each of the Parties shall, and shall cause its respective Representatives to not, disclose the terms and provisions of this Agreement without the prior written consent of the other Party. If the transactions contemplated hereby are not consummated, Buyer and each of its Representatives shall maintain the confidentiality of all non-public, proprietary information obtained during its or their due diligence review of the Target Companies, and shall return to the Target Companies all documents received from the Target Companies and all copies thereof containing any such information, in each case pursuant to the terms of the Confidentiality Agreement.

Section 7.05 Provision Respecting Representation of the Sellers. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, managers, partners, stockholders, officers, employees and Affiliates, that Kirkland & Ellis LLP or The Di Salvo Group PLLC may serve as counsel to each and any Seller, on the one hand, and the Target Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP or The Di Salvo Group PLLC (or any of their respective successors) may serve as counsel to the Sellers in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation of the Target Companies, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall use its commercially reasonable efforts to cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. The Parties acknowledge that Kirkland & Ellis LLP and The Di Salvo Group PLLC have represented and performed services for the Target Companies prior to the Closing and consent to the sharing by Kirkland & Ellis LLP or The Di Salvo Group PLLC (or any of their respective successors), as applicable, with each Seller of all information obtained during such past representation that Kirkland & Ellis LLP or The Di Salvo Group PLLC (or any of their respective successors), as applicable, believes to be relevant to any future dispute or litigation with respect to this Agreement.

Section 7.06 Directors’ and Officers’ Indemnification.

(a) From and after the Closing, Buyer shall not, and shall cause each of the Target Companies and their Affiliates to not, amend, repeal or otherwise modify the indemnification provisions of any Target Companies Charter Document as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were managers, directors, officers or employees of the Target Companies, except as required by Law. From and after the Closing, Buyer shall assume, be liable for and honor, guaranty and stand surety for, and shall cause the Target Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.06.

(b) For six (6) years after the Closing Date, Buyer and the Target Companies shall maintain in effect the Target Companies’ current managers’, directors’ and officers’ liability insurance covering acts or omission occurring prior to the Closing Date with respect to those Persons who are currently covered by the Target Companies’ managers’, directors’ or officers’ liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that Buyer shall not be required to pay an annual premium for such directors’ and officers’ liability insurance in excess of 200% of the annual premium currently paid by the Target Companies for such insurance, and, if the annual premiums of such insurance coverage exceed such amount, Buyer shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, Buyer and the Target Companies may fulfill their obligation to provide insurance under this Section 7.06(b) by obtaining a “tail” policy of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less favorable to the insured than the existing policy, and maintaining such “tail” policy in full force and effect for a period of at least six (6) years after the Closing Date. If such insurance coverage cannot be obtained at all, Buyer and the Target Companies shall maintain the most advantageous policies of managers’, directors’ and officers’ insurance reasonably obtainable.

(c) Notwithstanding anything to the contrary contained herein, Buyer shall not be required to indemnify any Person for such Person’s criminal conduct or fraud.

Section 7.07 Post-Closing Record Retention and Access. From and after the Closing, Buyer shall provide the Sellers and their authorized Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to any books and records and other materials relating to periods prior to the Closing Date in connection with general purposes, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby (including, with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, the preparation of Tax Returns, amended Tax Returns or claim for refund (and any materials necessary for the preparation of any of the foregoing), and financial statements for periods ending on or prior to the Closing Date, and the management and handling of any Action, whether such Action is a matter with respect to which indemnification may be sought hereunder), or to comply with the rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission or any other Governmental Authority. Buyer’s obligations with respect to such books and records shall include maintaining, for a period of at least seven (7) years following the Closing Date, computer systems permitting reasonable access to any such books and records which are stored in electronic form in a fashion which is not materially less efficient than current access methods. Unless otherwise consented to in writing by the Sellers’ Representative, Buyer shall not, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any books and records and other materials of the Target Companies, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to the Sellers’ Representative such books and records and materials or such portions thereof. Notwithstanding anything to the contrary in this Agreement, Buyer and each of the Target Companies shall not be required to disclose any information to the Sellers or their authorized Representatives if such disclosure would contravene any Laws or binding judgments or orders of any Governmental Authority.

Section 7.08 Further Tax Matters.

(a) Purchase Price Allocation. Buyer and the Sellers shall allocate the Closing Consideration, as adjusted pursuant to Section 2.05 (Post Closing Adjustment), among the Shares as set forth on Schedule 1.1(c). For purposes of (i) applying Section 751 of the Code and Treasury Regulations Section 1.751-1 in determining the portion of the gain or loss recognized by each holder of Shares upon the sale of such holder’s Shares pursuant to this Agreement that is attributable to the Target Companies’ “unrealized receivables” and “inventory items” (as such terms are defined in Section 751 of the Code), (ii) computing special basis adjustments under Section 743 of the Code and Treasury Regulations Section 1.743-1, (iii) allocating such special basis adjustments among the assets of the Target Companies under Section 755 of the Code and Treasury Regulations Section 1.755-1 and (iv) for all other Tax purposes, the respective gross fair market values of the Target Companies’ assets will be determined by an appraisal completed by an independent valuation firm of recognized national standing (the “Valuation Firm”), which shall be completed and submitted to Buyer and the Sellers’ Representative on or before

December 15, 2012. The appraisal provided by the Valuation Firm shall be modified, as appropriate, by the Valuation Firm to reflect any adjustments in the Closing Consideration made following the Closing in accordance with this Agreement. The Valuation Firm’s fees, costs and expenses incurred in connection with preparing the appraisal shall be borne by Buyer. The Parties will prepare and file all Tax Returns (including the statement required by Treasury Regulations Section 1.743-1(k) and Internal Revenue Service Form 8308) in a manner consistent with this Section 7.08(a), such allocation of the Closing Consideration, and the fair market values so determined, and neither Buyer nor the Sellers, nor any of their respective Affiliates, shall take any Tax position that is inconsistent with this Section 7.08(a), such allocation of the Closing Consideration, or such fair market values unless required to do so by applicable Law.

(b) Closing of Taxable Years. The Parties agree that, as a result of the transactions contemplated by this Agreement, the taxable year of the Target Companies shall terminate for federal and, unless required by applicable Tax Law, any applicable state and local income Tax purposes as of 11:59 p.m. Eastern time on the Closing Date.

(c) Tax Returns. Following the Closing, the Sellers’ Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target Companies for all Pre-Closing Tax Periods that are not filed on or before the Closing Date and shall pay or cause to be paid all Taxes shown as due thereon. Buyer and the Target Companies shall cooperate with the Sellers’ Representative in preparing and filing such Tax Returns, including providing records and information which are reasonably relevant to such Tax Returns, making employees and third-party advisors available on a mutually convenient basis to provide additional information and explanation of any material provided, and signing and delivering to the Sellers’ Representative for filing any Tax Returns prepared in accordance with this Section 7.08 that are required to be signed by Buyer or any Target Company. Buyer and the Sellers’ Representative agree that such Tax Returns shall include as an income Tax deduction on or before the Closing Date (x) the amount of any Transaction Expenses (to the extent such amounts are deductible, taking into account the safe harbor contained in IRS Revenue Procedure 2011-29), (y) the employer portion of any employment Taxes on any Transaction Expenses, and (z) the amount of any deferred financing fees written off in connection with the transactions contemplated hereby (collectively for clauses (x) and (y), the “Transaction Tax Deductions”); provided, however, that, in the event that such Transaction Tax Deductions are required to be deferred to a date after the Closing Date as a result of any Tax audit or other Tax proceeding, Buyer shall pay an additional amount to the Sellers’ Representative (on behalf of the Sellers) equal to the amount of such Transaction Tax Deductions multiplied by 40%, when such Transaction Tax Deductions are actually realized and received by the Buyer (or any of its Affiliates) in cash or cash equivalents (after first taking into account such Transaction Tax Deductions before taking into account any other items of income, gain, loss, deduction or credit). To the extent not discussed in the immediately preceding sentence, such Tax Returns shall be prepared in a manner consistent with the past practice of the Target Companies, except as otherwise required by applicable Tax Law or changes in facts; provided that, with respect to any particular item, there is at least substantial authority within the meaning of Treasury Regulation section 1.6662-4(d) for such treatment of the item. In the event that the most recent past practice with respect to the treatment of any item does not meet the foregoing standards, the item shall be addressed and reflected in the applicable Tax Return in a manner that is more likely than not correct. The Sellers’ Representative shall provide Buyer with drafts of any such Tax Returns that are Income Tax Returns no later than thirty (30) days prior to the due date thereof (taking into account any extensions thereof) and shall permit Buyer to review and comment on such Tax Returns. The Sellers’ Representative shall consider in good faith any comments made by Buyer on such Income Tax Returns that are provided by Buyer to the Sellers’ Representative in writing within ten (10) days of receipt of such draft Tax Returns from the Sellers’ Representative. If Buyer and the Sellers’ Representative disagree about whether any such comments should be accepted, the Accounting Firm shall resolve such disagreement in accordance with the provisions of Section 7.08(k) (Dispute Resolution). The Parties agree and acknowledge that the federal Income Tax Returns of the Target Companies for the Tax period that ends on the Closing Date will include an election under Section 754 of the Code and, to the extent applicable, an analogous election will be made in each of the state and local Income Tax Returns of the Target Companies for that Tax period. With respect to any such Tax Returns for any Pre-Closing Tax Period that are not Income Tax Returns, the Sellers’ Representative will provide Buyer with drafts of such Tax Returns no later than fifteen (15) days prior to the due date thereof (taking into account any extensions thereof) and the Sellers’ Representative shall consider in good faith any comments made by Buyer on such Tax Returns that are received in writing by Sellers’ Representative within five (5) days of Buyer’s receipt of such draft Tax Returns. If Buyer and the Sellers’ Representative disagree about whether any such comments should be accepted, the Accounting Firm shall resolve such disagreement in accordance with the provisions of Section 7.08(k) (Dispute Resolution). For avoidance of doubt, this Section 7.08(c) shall apply to any information returns (such as IRS Forms 1099) filed or issued with respect to any Pre-Closing Tax Period of the Target Companies. In the case of any Straddle Period Return of any of the Target Companies, the Sellers’ Representative shall prepare or cause to be prepared the portion of such Straddle Period Return ending on the Closing Date and provide such portion to Buyer for inclusion on such Straddle Period Return, and shall pay or cause to be paid all Taxes allocable to such portion of such Straddle Period Returns ending on the Closing Date, in accordance with the preceding provisions of this Section 7.08(c).

(d) Straddle Period. Taxes for any Tax period of the Target Companies that includes but does not end on the Closing Date (a “Straddle Period”) shall be allocated for all purposes of this Agreement (i) to the Sellers for the portion of the Tax period up to and including the Closing Date and (ii) to Buyer for the portion of the Tax period subsequent to the Closing Date. For that purpose, (A) real, personal and intangible property Taxes and any other Taxes levied on an annual or other periodic basis (“Per Diem Taxes”) of the Target Companies for a Straddle Period shall be allocated between the periods described in clauses (i) and (ii) of the preceding sentence on a per diem basis based on the number of days during the Straddle Period ending with and including the Closing Date and number of days during the Straddle Period commencing on the day after the Closing Date, and (B) Taxes that are not Per Diem Taxes, including income Taxes and any transactional Taxes such as Taxes based on sales, revenue or payments of the Target Companies for a Straddle Period shall be allocated between the periods described in clauses (i) and (ii) of the preceding sentence as if such Tax period ended as of the end of the Closing Date. For purposes of clause (B) of the preceding sentence, any allocation of gross or net income or deductions or other items required to determine any Taxes attributable to such a Straddle Period shall be made by means of a closing of the books and records of the Target Companies as of end of the Closing Date, provided that exemptions, allowances, deductions or periodic Taxes (such as property Taxes) that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending as of 11:59 p.m. Eastern time on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period; and provided, further, that any Taxes attributable to any actions not in the Ordinary Course of Business that are taken after the Closing on the Closing Date shall be allocated to Buyer.

(e) Transfer Taxes. All sales and transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be paid 50% by Buyer and 50% by the Sellers. The Sellers and Buyer shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Tax Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Tax Laws, the amount of any such Transfer Taxes payable in connection therewith.

(f) Tax Indemnification. Subject to the limitations in ARTICLE X (Indemnification), the Sellers shall, on a joint and several basis, indemnify Buyer and its Affiliates from and against all liability for (i) Taxes of the Target Companies for all Pre-Closing Tax Periods and the portion of any Straddle Period ending on (and including) the Closing Date (determined in accordance with Section 7.08(d) (Straddle Period)), (ii) Transfer Taxes (together with any interest, penalties or additions to such Transfer Taxes) that are the responsibility of the Sellers pursuant to Section 7.08(e) (Transfer Taxes), and (iii) any Taxes required to be withheld from any payment to any Seller under this Agreement or the Working Capital Escrow Agreement which the Sellers’ Representative fails to withhold pursuant to Section 2.06 (Withholding Rights) and which are asserted by any Governmental Authority to be the responsibility of Buyer. In the case of a Tax that is contested in accordance with the provisions of Section 7.08(i) (Tax Proceedings), payment of the Tax to the appropriate Governmental Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Governmental Authority or court unless payment of the Tax is required as a condition to a contest.

(g) Tax Refunds. The Sellers shall be entitled to any refunds received for federal, state, local or foreign Taxes paid for any Pre-Closing Tax Period or the portion of any Straddle Period ending on (and including) the Closing Date (determined in accordance with Section 7.08(d) (Straddle Period)) of the Target Companies, along with any interest paid with respect thereto by the relevant Taxing Authority. Buyer shall cause any such refunds (including interest) to which the Sellers are entitled that are received by the Target Companies or any Affiliate thereof after the Closing Date, whether by offset, credit, receipt of payment or otherwise, to be paid promptly to the Sellers’ Representative on behalf of the Sellers, net of all out-of-pocket expenses (including Taxes) incurred by Buyer, the Target Companies, or any Affiliate thereof with respect thereto.

(h) Certain Tax Agreements. Sellers shall terminate or shall cause to be terminated on or prior to the Closing Date any Tax sharing, Tax allocation, powers of attorney relating to Taxes or Tax indemnity agreements to which any of the Target Companies is a party, except as otherwise expressly contemplated by this Agreement.

(i) Tax Proceedings. If a claim shall be made by any Governmental Authority in respect of the Target Companies for a Pre-Closing Tax Period, Buyer shall promptly and in any event no more than ten (10) days following Buyer’s receipt of such claim, give written notice to the Sellers’ Representative of such claim; provided, however, that the failure of Buyer to give such notices shall only relieve the Sellers from their indemnification obligations hereunder to the extent of increased Taxes actually resulting from such failure. With respect to any Tax claim relating solely to a Pre-Closing Tax Period, the Sellers’ Representative shall control all proceedings and may make all decisions taken in connection with such Tax claim (including selection of counsel or any accounting firm) at the Sellers’ expense (based on their respective Percentage Allocations). Buyer shall control at its own expense all proceedings taken in connection with any Tax claim relating to the Target Companies during any Straddle Period and in connection with any Tax claim relating to the Target Companies for a Tax period beginning after the Closing Date. The Sellers’ Representative shall promptly notify Buyer if it decides not to control the defense or settlement of any Tax claim for a Pre-Closing Tax Period which it is entitled to control pursuant to this Agreement. No Tax claim for a Pre-Closing Tax Period for which the Sellers’ Representative is entitled to control all proceedings may be settled without the written consent of Buyer, such consent not to be unreasonably withheld or delayed. Buyer, the Sellers, the Sellers’ Representative, the Target Companies and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax claim in accordance with this Section 7.08(i) and shall keep each other reasonably informed concerning the progress of proceedings related to Tax claims for Pre-Closing Tax Periods. Subject to the foregoing, (i) in the case of a Tax claim for a Pre-Closing Tax Period for which the Sellers’ Representative is entitled to control all proceedings, Buyer may participate in such proceedings (including through its own counsel) at Buyer’s expense, and (ii) in the case of a Tax claim for a Pre-Closing Tax Period for which Buyer is entitled to control all proceedings, the Sellers’ Representative may participate in such proceedings (including through its own counsel) at the Sellers’ expense. The Parties shall satisfy their indemnity obligations pursuant to Section 7.08(f) (Tax Indemnification) within ten (10) days after a final determination (within the meaning of Section 1313(a) of the Code or analogous provisions of state, local or foreign Tax Law) or settlement of the relevant Tax claim is made.

(j) Cooperation. Buyer, the Target Companies, the Sellers and the Sellers’ Representative and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section 7.08, any audit, litigation or other proceeding with respect to Taxes, and other Tax matters addressed by this Section 7.08. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Tax matters and making employees and third-party advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer shall use its commercially reasonable efforts to provide such cooperation as necessary so that the Tax Returns described in Section 7.08(c) (Tax Returns) can be filed no later than January 15, 2013.

(k) Dispute Resolution. Except as provided by Section 7.08(a) (Purchase Price Allocation) or with respect to matters addressed by Section 7.08(i) (Tax Proceedings), any dispute, controversy or claim between Buyer, on the one hand, and the Sellers or the Sellers’ Representative, on the other hand, arising out of or relating to the provisions of this Agreement that relates to Taxes that cannot be resolved by negotiations between Buyer and the Sellers’ Representative shall be submitted to the Accounting Firm for resolution in the same manner in which disputes are handled pursuant to Section 2.05 (Post Closing Adjustment).

Section 7.09 Financing.

(a) Buyer agrees to use all commercially reasonable efforts to obtain the Financing, including the satisfaction of all conditions under the Commitment Letter (to the extent such fulfillment is within the control of Buyer or its Affiliates). Without limiting the generality of the foregoing, Buyer agrees to use, and to cause each of its Affiliates to use, all commercially reasonable efforts to cause their respective employees, counsel, financial advisors, auditors and other representatives to cooperate with each other in the preparation of all documents and the making of all filings in connection with the Financing and the transactions contemplated by Financing, and in executing and delivering all documents and instruments and otherwise taking, or causing to be taken, all actions and doing, or causing to be done, all other things necessary, proper or advisable to consummate the Financing and the other transactions contemplated hereby. Sellers shall provide, and shall cause the Target Companies and Sellers’ and the Target Companies’ respective officers, auditors and legal advisors to provide during normal business hours, such reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Buyer, including participating in meetings and presentations, providing information and documents, and other actions that are or may be customary in connection with comparable financing transactions or necessary to permit Buyer to fulfill conditions or obligations under the Commitment Letter.

(b) Notwithstanding the foregoing or any other provisions in this Agreement, neither Buyer nor Parent nor any of their Affiliates will be required to commence, join, initiate or otherwise prosecute any kind of proceeding against any Financing Source with respect to the Financing, including but not limited to any lender or arranger described in, or any other party to, the Commitment Letter.

Section 7.10 Exclusivity. The Sellers have been in negotiations with other parties concerning a possible sale of the Target Companies, and such other parties have obtained certain information relating thereto. As of the date hereof, the Sellers agree to immediately terminate, and to cause their affiliates, representatives, agents, officers, employees, attorneys and accountants to terminate, all existing negotiations or activities with any party other than Buyer, its Affiliates and their Representatives. The Sellers agree that they will not and will not permit their Affiliates or their Affiliates’ officers, directors, employees, advisors or other agents or representatives to, directly or indirectly, (i) solicit, entertain, initiate or encourage any inquiries, proposals or offers from any Person relating to any acquisition of the Shares or the Target Companies or all or substantially all of the assets of the Target Companies (other than the inventory of the Target Companies in the Ordinary Course of Business or obsolete equipment) or any divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption or similar transaction involving the Sellers or any Target Company, or (ii) with respect to any effort or attempt by any other Person to do or seek any of the foregoing, (A) participate in any discussions or negotiations with such other Person, (B) furnish to any other Person any confidential information with respect to the Target Companies in connection with any such effort or (C) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort, in any such case described in clause (i) or (ii), other than with Buyer, its Affiliates and their Representatives. If any Person makes any such effort described in clause (ii) of the immediately preceding sentence, the Sellers’ Representative will immediately notify Buyer.

Section 7.11 Employee Matters. Buyer shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Q&A-4 of Treas. Reg. §54.4980B-9 in connection with the transactions contemplated by this Agreement.

ARTICLE VIII

CONDITIONS

Section 8.01 Conditions to Obligations of Buyer and the Sellers. The obligations of Buyer and each Seller to consummate the transactions to be performed by him, her or it in connection with the Closing is subject to satisfaction (or waiver in writing by Buyer and the Sellers’ Representative) of the following conditions as of the Closing:

(a) HSR Waiting Period. Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(b) Absence of Litigation. As of the Closing, there shall not be any injunction, writ or temporary restraining order or any other order of any nature issued by a Governmental Authority directing that the transactions provided for herein or any of them not be consummated substantially as herein provided, and there shall not be pending any Action by a Governmental Authority seeking to restrain or prohibit the consummation of the transactions contemplated hereby.

Section 8.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver in writing by Buyer) of the following conditions as of the Closing:

(a) Representations and Warranties.

(i) Each of the representations and warranties made by the Target Companies in this Agreement that are not qualified by any materiality qualifiers (including “material,” “in all material respects” or “Material Adverse Effect”) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing as though such representation or warranty were made at and as of the date hereof and at and as of the Closing (as applicable), and each of the representations and warranties made by the Target Companies in this Agreement that are qualified by any materiality qualifiers (including “material,” “in all material respects” or “Material Adverse Effect”) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing as though such representation or warranty were made at and as of the date hereof and at and as of the Closing (as applicable).

(ii) Each of the representations and warranties made by the Sellers in this Agreement that are not qualified by any materiality qualifiers (including “material,” “in all material respects” or “material adverse effect”) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing as though such representation or warranty were made at and as of the date hereof and at and as of the Closing (as applicable), and each of the representations and warranties made by the Sellers in this Agreement that are qualified by any materiality qualifiers (including “material,” “in all material respects” or “material adverse effect”) shall be true and correct in all respects at and as of the date hereof and at and at and as of the Closing as though such representation or warranty were made at and as of the date hereof and at and as of the Closing (as applicable).

(b) Performance of Covenants. The Target Companies and the Sellers shall have performed and complied with in all material respects all of their respective covenants and agreements required to be performed or complied with by them under this Agreement prior to the Closing Date.

(c) Officer’s Certificate. Buyer shall have received a certificate executed by an officer of each of the Target Companies and the Sellers’ Representative, dated as of the Closing Date, stating that the closing conditions specified in Section 8.02(a) and Section 8.02(b) have been satisfied.

(d) Deliveries. The Sellers and the Sellers’ Representative shall have delivered or paid or caused to be delivered or paid each item required to be delivered or paid by it pursuant to Section 2.03 (Deliveries at the Closing).

(e) Indemnification Escrow Agreement and Working Capital Escrow Agreement. The Sellers’ Representative and the Escrow Agent shall have executed and delivered the Indemnification Escrow Agreement and the Working Capital Escrow Agreement.

(f) Return of Confidential Information. Prior to or at the Closing, the Target Companies (or Houlihan Lokey Capital, Inc., as applicable) shall have requested in writing the return or destruction of all confidential information of the Target Companies provided to any Person pursuant to a confidentiality agreement with such Person entered into in connection with such other Person’s interest in a possible transaction with the Target Companies.

(g) Completion of Restructuring. The transactions set forth in Section 6.07 (Restructuring) shall have been completed.

Buyer may waive any condition specified in Section 8.01 (Conditions to Obligations of Buyer and the Sellers) or this Section 8.02 if it executes a writing so stating at or prior to the Closing. In addition, any condition specified in Section 8.01 (Conditions to Obligations of Buyer and the Sellers) or this Section 8.02 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by Buyer if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 8.03 Conditions to Obligations of the Target Companies and the Sellers. The obligations of the Target Companies and the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction (or waiver in writing by the Sellers’ Representative) of the following conditions as of the Closing:

(a) Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement that are not qualified by any materiality qualifiers (including “material,” “in all material respects” or “material adverse effect”) shall be true and correct in all material respects as of the date hereof and at and as of the Closing as though such representation or warranty were made as of the date hereof and at and as of the Closing (as applicable), and each of the representations and warranties made by Buyer in this Agreement that are qualified by any materiality qualifiers (including “material,” “in all material respects” or “material adverse effect”) shall be true and correct in all respects as of the date hereof and at and as of the Closing as though such representation or warranty were made as of the date hereof and at and as of the Closing (as applicable).

(b) Performance of Covenants. Buyer shall have performed and complied with, or shall cause the performance of and compliance with, in all material respects all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(c) Officer’s Certificate. The Sellers’ Representative shall have received a certificate executed by an officer of Buyer, dated as of the Closing Date, stating that the closing conditions specified in Section 8.03(a) and Section 8.03(b) have been satisfied.

(d) Deliveries. Buyer shall have delivered or paid or caused to be delivered or paid each item required to be delivered or paid by it pursuant to Section 2.03 (Deliveries at the Closing).

(e) Indemnification Escrow Agreement and Working Capital Escrow Agreement. Buyer and the Escrow Agent shall have executed and delivered the Indemnification Escrow Agreement and the Working Capital Escrow Agreement.

The Sellers’ Representative may waive any condition specified in Section 8.01 (Conditions to Obligations of Buyer and the Sellers) or this Section 8.03 if it executes a writing so stating at or prior to the Closing. In addition, any condition specified in Section 8.01 (Conditions to Obligations of Buyer and the Sellers) or this Section 8.03 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by the Sellers’ Representative and the Sellers if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

ARTICLE IX

TERMINATION; EFFECT OF TERMINATION

Section 9.01 Termination. This Agreement may be terminated prior to the Closing as provided below:

(a) by mutual written consent of the Sellers’ Representative and Buyer;

(b) by the Sellers’ Representative, if there has been a material breach or failure to perform on the part of Buyer of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would cause the conditions set forth in

Section 8.03(a) (Conditions to Obligations of the Target Companies and the Sellers) or Section 8.03(b) (Conditions to Obligations of the Target Companies and the Sellers) to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by Buyer of written notice of such breach or failure from the Sellers’ Representative (it being understood and hereby agreed that the Sellers’ Representative may not terminate this Agreement pursuant to this Section 9.01(b) if such breach or failure is cured within such fifteen (15) day period); provided that the failure by Buyer to deliver the Closing Consideration as and when required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Sellers’ Representative;

(c) by Buyer, if there has been a material breach or failure to perform on the part of the Target Companies or the Sellers of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 8.02(a) (Conditions to Obligations of Buyer) or Section 8.02(b) (Conditions to Obligations of Buyer) to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by the Sellers’ Representative of written notice of such breach or failure from Buyer (it being understood and hereby agreed that Buyer may not terminate this Agreement pursuant to this Section 9.01(c) if such breach or failure is cured within such fifteen (15) day period);

(d) by either the Sellers’ Representative, on the one hand, or Buyer, on the other hand, if a Governmental Authority shall have issued an order or taken any other action having the effect of restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (provided that the Party seeking to terminate this Agreement pursuant to this Section 9.01(d) shall have complied with its obligations under Section 6.02 (Notices and Consents) by using its commercially reasonable efforts to have any such order or other action vacated or lifted);

(e) by the Seller’s Representative if the condition set forth in Section 8.01(a) (HSR Waiting Period) has not been met by the 45th day following the date of the initial filing of the HSR Filing Package with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice;

(f) by the Sellers’ Representative, if the transactions contemplated by this Agreement have not been consummated by October 26, 2012 (the “Seller’s Representative Outside Date”); provided that (i) the Seller’s Representative Outside Date may be subject to extension pursuant to Section 6.04 (Supplemental Schedules) if applicable, and (ii) the Sellers’ Representative shall not be entitled to terminate this Agreement pursuant to this Section 9.01(f) if such Person’s willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(g) by Buyer, if the transactions contemplated by this Agreement have not been consummated by December 31, 2012 (the “Buyer Outside Date”); provided that (i) the Buyer Outside Date may be subject to extension pursuant to Section 6.04 (Supplemental Schedules) if applicable, and (ii) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.01(g) if such Person’s willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

Section 9.02 Effect of Termination. Except for the provisions of this Section 9.02, Section 7.03 (Transaction Expenses), Section 7.04 (Confidentiality) and ARTICLE XI (Miscellaneous), which shall survive any termination of this Agreement, in the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect, and none of the Parties shall have any liability to any other Party or its members, managers, stockholders, directors or officers in respect thereof, except, in the case of Buyer, for any failure to have sufficient immediately available funds for the consummation of the transaction contemplated hereby; provided, however, that any party terminating this Agreement pursuant to Section 9.01 shall have the right to recover damages sustained by such party as a result of a willful breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud by the other party; provided, further, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances that would have permitted the other party to terminate this Agreement under Section 9.01.

ARTICLE X

INDEMNIFICATION

Section 10.01 Survival of Certain Representations and Warranties, Covenants and Agreements. Except as otherwise provided in this ARTICLE X, the representations and warranties of each of the Parties set forth in this Agreement or in any certificate delivered by any Party at the Closing shall survive the Closing and continue through and until 11:59 p.m. Eastern time on the date that is twelve (12) months from the Closing Date; provided, however, that (A) the representations and warranties of (i) the Target Companies set forth in Section 3.01 (Organization of the Target Companies), Section 3.02 (Authorization of Transaction; Binding Effect), and Section 3.05 (Subsidiaries), and Section 3.06 (Broker’s Fees), (ii) the Sellers set forth in Section 4.01 (Organization), and Section 4.02 (Authorization of Transaction; Binding Effect), and (iii) Buyer set forth in Section 5.01 (Organization of Buyer), Section 5.02 (Authorization of Transaction; Binding Effect) and Section 5.04 (Broker’s Fees) (clauses (i), (ii) and (iii), collectively with the Capitalization Representations and the Tax Representations, the “Fundamental Representations”) shall survive the Closing and continue through and until 11:59 p.m. Eastern time on the date that is the 5th anniversary of the Closing Date; (B) the representations and warranties of the Target Companies set forth in Section 3.12 (Intellectual Property) (the “Intellectual Property Representation”) shall survive the Closing and continue through and until 11:59 p.m. Eastern time on the date that is the 3rd anniversary of the Closing Date; (C) the representations and warranties of the Target Companies set forth in Section 3.04 (Capitalization) and of the Sellers set forth in Section 4.04 (Ownership of Shares) (collectively, the “Capitalization Representations”) shall not terminate and shall continue indefinitely; and (D) the representations and warranties of the Target Companies set forth in Section 3.11 (Tax Matters) and Buyer set forth in Section 5.07 (Taxes) (collectively, the “Tax Representations”) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and shall continue in full force and effect for the full period of the applicable statute or period of limitations with respect to the matters set forth therein plus 30 days. All covenants and agreements of the Target Companies, the Sellers and Buyer contained this Agreement that are to be performed in whole prior to the Closing shall survive the Closing and continue through and until 11:59 p.m. Eastern time on the date that is twelve (12) months after the Closing Date. All covenants and agreements of the Target Companies, the Sellers and Buyer contained in this Agreement that are to be performed in whole or in part after the Closing shall survive indefinitely (unless such covenant or agreement has a shorter period), as shall any claims for fraud. Any matter as to which a party has asserted a claim for indemnification pursuant to this ARTICLE X during the applicable survival period specified in this Section 10.01 that is pending or unresolved at the end of the applicable survival period, shall survive and continue to be covered by this ARTICLE X until such matter is finally terminated or otherwise resolved by the parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

Section 10.02 Indemnification by the Sellers. Subject to the limitations set forth in this ARTICLE X:

(a) The Sellers shall, on a joint and several basis, indemnify, defend and hold harmless Buyer and each of its Representatives (each, a “Buyer Indemnified Party”) from and against and in respect of, and pay and reimburse each Buyer Indemnified Party for, any and all claims, losses, liabilities, costs, expenses, fines, penalties and damages, including investigation costs, settlement costs, court costs and reasonable legal fees and expenses (“Damages”) suffered or paid, directly or indirectly, as a result of, in connection with, relating to or arising from (i) the breach by the Target Companies of any representation or warranty made by the Target Companies in this Agreement and/or (ii) the breach by the Target Companies of any covenant or agreement to be performed by them prior to the Closing under this Agreement.

(b) The Sellers shall, on a several and not joint basis, indemnify, defend and hold harmless each Buyer Indemnified Party from and against and in respect of, and pay and reimburse each Buyer Indemnified Party for, any and all Damages suffered or paid, directly or indirectly, as a result of, in connection with, relating to or arising from (i) the breach by such Seller of any representation or warranty made by such Seller in this Agreement and/or (ii) the breach by such Seller of any covenant or agreement to be performed by him, her or it under this Agreement.

(c) Any Seller providing indemnification pursuant to the provisions of this ARTICLE X is hereinafter referred to as a “Seller Indemnifying Party.”

(d) Any Damages payable by any Seller Indemnifying Party pursuant to this Section 10.02 shall first be paid from the Indemnification Escrow Funds (in an amount not to exceed such Seller Indemnifying Party’s pro rata portion of the Indemnification Escrow Funds based on such Seller Indemnifying Party’s Percentage Allocation), and thereafter, directly from such Seller Indemnifying Party.

(e) In the event any of the Sellers are dissolved, the Sellers’ Representative shall take measures it reasonably believes are necessary to ensure that adequate funds will be available to satisfy any liability of the Seller Indemnifying Parties under this Agreement arising after such dissolution and during any survival period set forth in Section 10.01.

Section 10.03 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless the Sellers and each of their respective Representatives (each, a “Seller Indemnified

Party”) from and against and in respect of, and pay and reimburse each Seller Indemnified Party for, any and all Damages suffered or paid, directly or indirectly, as a result of, in connection with, relating to or arising from (i) the breach by Buyer of any representation or warranty made by Buyer in this Agreement, (ii) the breach by Buyer of any covenant or agreement to be performed by it hereunder, and/or (iii) the breach by the Target Companies of any covenant or agreement to be performed by them under this Agreement after the Closing. Any Damages payable by Buyer pursuant hereto shall be paid to Sellers’ Representative on behalf of each Seller in accordance with such Seller’s Percentage Allocation.

Section 10.04 Limitations. Notwithstanding anything herein to the contrary:

(a) Individual Claim Threshold. No Buyer Indemnified Party shall make an indemnity claim under Section 10.02(a)(i) or Section 10.02(b)(i) (Indemnification by the Sellers) with respect to an individual item or series of related items of Damage unless and until the aggregate amount of Damages suffered (or reasonably expected to be suffered if such item or series of related items are adversely determined) by the Buyer Indemnified Parties (collectively) arising from the same or related set of facts and circumstances exceeds Twenty-Five Thousand Dollars ($25,000) (the “De Minimis Amount”). No Seller Indemnified Party shall make an indemnity claim under Section 10.03(i) (Indemnification by Buyer) with respect to an individual item or series of related items of Damage unless and until the aggregate amount of Damages suffered (or reasonably expected to be suffered if such item or series of related items are adversely determined) by the Seller Indemnified Parties (collectively) arising from the same or related set of facts and circumstances exceeds the De Minimis Amount. All such Damages arising from the same set of facts and circumstances that do not exceed the De Minimis Amount in the aggregate shall be excluded when determining whether the Deductible Amount referred to in Section 10.04(b) has been satisfied. Notwithstanding the foregoing, the individual claim threshold set forth in this Section 10.04(a) shall not apply to breaches of the Fundamental Representations.

(b) Deductible Amount. No Buyer Indemnified Party shall be entitled to recover for an indemnification claim under Section 10.02(a)(i) or Section 10.02(b)(i) (Indemnification by the Sellers) unless, until and only to the extent that any Buyer Indemnified Party (individually or collectively with all other Buyer Indemnified Parties) has suffered or incurred actual Damages aggregating in excess of $3,000,000 (the “Deductible Amount”), whereupon any Buyer Indemnified Party shall be entitled to claim indemnification only for amounts in excess of the Deductible Amount, subject to the other limitations set forth herein. No Seller Indemnified Party shall be entitled to recover for an indemnification claim under Section 10.03(i) (Indemnification by Buyer) unless, until and only to the extent that any Seller Indemnified Party (individually or collectively with all other Seller Indemnified Parties) has suffered or incurred actual Damages aggregating in excess of the Deductible Amount, whereupon any of the Seller Indemnified Parties shall be entitled to claim indemnification only for amounts in excess of the Deductible Amount, subject to the other limitations set forth herein. Notwithstanding the foregoing, the Deductible Amount shall not apply to breaches of the Fundamental Representations.

(c) Indemnity Cap. The aggregate liability of the Seller Indemnifying Parties (i) pursuant to (A) Section 10.02(a)(i) or Section 10.02(b)(i) (Indemnification by the Sellers) for breaches of Fundamental Representations or (B) Section 10.02(a)(ii) or Section 10.02(b)(ii)

(Indemnification by the Sellers) will not, in each case, exceed the Final Consideration less the Transaction Expenses, (ii) pursuant to Section 10.02(a)(i) for breaches of the Intellectual Property Representation will not exceed $30,000,000, and (iii) pursuant to Section 10.02(a)(i) or Section 10.02(b)(i) (Indemnification by the Sellers) for breaches of representations and warranties other than Fundamental Representations and the Intellectual Property Representation shall not exceed $15,000,000 (each of the foregoing limitations set forth in clauses (c)(i), (c)(ii) and (c)(iii), the “Indemnity Cap”). Notwithstanding anything to the contrary contained in this Agreement, no Seller shall be required to make payments on account of claims for indemnification under this Agreement (including from the Indemnification Escrow Funds) in excess of the total cash proceeds received by such Seller pursuant to this Agreement.

(d) Each Person providing indemnification pursuant to this ARTICLE X is also referred to herein as an “Indemnifying Party,” and each Person being indemnified pursuant to this ARTICLE X is also referred to herein as an “Indemnified Party.” For purposes of determining the liability of any Indemnifying Party under this ARTICLE X for any Damages, appropriate reductions shall be made to reflect the recovery pursuant to any insurance policy actually received by any Indemnified Party in respect of such Damages, net of any expenses incurred by such Indemnified Party in collecting such recovery. If an indemnification payment is received by any Indemnified Party, and such Indemnified Party later actually receives insurance recoveries, as described in the immediately preceding sentence, in respect of the related Damages or indemnification payments that were not previously accounted for with respect to such Damages or indemnification payments when made, such Indemnified Party shall promptly notify the Indemnifying Party, and promptly, but in any event no later than five (5) days after delivery of such notice by such Indemnified Party, pay (or cause the Escrow Agent to pay from the Indemnification Escrow Funds) to the Indemnifying Party an amount equal to the lesser of (A) any such net insurance recoveries and (B) the actual amount of the indemnification payments previously paid by the Indemnifying Party with respect to such Damages. Solely for purposes of calculating the amount of Damages incurred out of or relating to any breach of a representation or warranty (and not for purposes of determining whether or not a breach has occurred), the references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) shall be disregarded.

(e) Notwithstanding anything to the contrary in this Agreement, the De Minimis Amount, Deductible Amount, Indemnity Cap and the limitations on the survival period set forth in Section 10.01 shall not apply with respect to fraud

Section 10.05 Exclusive Remedy. From and after the Closing, each Party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and transactions contemplated hereby shall be pursuant to the indemnification set forth in Section 7.08(f) (Tax Indemnification) and this ARTICLE X. In furtherance of the foregoing, but without limiting the rights of indemnification expressly provided for under Section 7.08(f) (Tax Indemnification), Section 10.02 (Indemnification by the Sellers) and Section 10.03 (Indemnification by Buyer) (and subject to the other provisions of this ARTICLE X), each Indemnified Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including the remedy of rescission and remedies that may arise under common law) it may have against any Indemnifying Party whether arising under or based upon any federal, state, local or foreign Law (including any Environmental Requirements) or otherwise. Nothing in this Section 10.05 shall limit any Person’s right to seek and obtain any equitable relief on account of any party’s fraud.

Section 10.06 Procedures for Third-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party arising from a claim of a third party (a “Third-Party Claim”), the Indemnified Party shall notify the Indemnifying Party in writing, and in reasonable detail (including, to the extent reasonably ascertainable, the amount of such claim, the nature and basis of such claim and the relevant facts and circumstances relating thereto), of the Third-Party Claim as promptly as reasonably practicable after receipt by such Indemnified Party of notice of the Third-Party Claim; provided that failure or delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that such failure has adversely affected the Indemnifying Party with respect to such claim. The Indemnifying Party shall be entitled to participate in the defense of the Third-Party Claim and, subject to the limitations set forth in this Section 10.06, to assume the defense thereof with counsel selected by the Indemnifying Party, in each case at its expense, so long as (i) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (ii) the Third-Party Claim for indemnification does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation. If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 10.06, the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party; provided, however, that, if there exists a conflict of interest (including the availability of one or more legal defenses to the Indemnified Party which are not available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of the Indemnified Party (upon and in conformity with advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party will be entitled to retain one counsel (plus one local counsel in each jurisdiction for which the Indemnified Party determines counsel is necessary), reasonably acceptable to the Indemnifying Party, at the expense of the Indemnifying Party, provided that the Indemnified Party and such counsel will contest such Third-Party Claims in good faith. Subject to the limitations set forth in this ARTICLE X, the Indemnifying Party shall also be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has elected not to assume the defense thereof. Each Party shall cooperate, and shall cause their respective Affiliates to cooperate, in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision by the Indemnified Party to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. No compromise or settlement of any Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required if (i) there is no finding or admission of any violation of Law by the Indemnified Party and no effect on any other claims that may be made against such Indemnified Party or its Affiliates, (ii) each Indemnified Party that is party to such Third-Party Claim is fully and unconditionally released from liability with respect to such claim and (iii) no damages other than monetary damages are paid with regard to such Third-Party Claim. No Indemnified Party shall settle or compromise any Third-Party Claim without the express prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless the Indemnified Party waives its rights to indemnification hereunder with respect to such Third-Party Claim; provided that it shall be reasonable for the Indemnifying Party to withhold any such consent if such settlement or compromise creates any liability or obligation on the part of such Indemnifying Party or otherwise affects any claims that are then pending or threatened, or may be made, against such Indemnifying Party. Where the provisions of this Section 10.06 conflict with the provisions of Section 7.08(i) (Tax Proceedings), the provisions of Section 7.08(i) (Tax Proceedings) shall control.

Section 10.07 Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third-Party Claim), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party, specifying the amount of such claim, the nature and basis of the alleged breach giving rise to such claim and all relevant facts and circumstances relating thereto. Failure or delay in notifying the Indemnifying Party shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that such failure has adversely affected the Indemnifying Party with respect to such claim. The Indemnified Party shall provide the Indemnifying Party with access to its books and records during normal business hours and upon reasonable prior written notice for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages and shall make its personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice and granting of such access if the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE X. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this ARTICLE X, and the Indemnifying Party shall pay (or, if applicable, cause the Escrow Agent to pay from the Indemnification Escrow Funds) the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute. Following the final determination of the amount of Damages to which the Indemnified Party is entitled (whether determined in accordance with this Section 10.07 or by arbitration), the Indemnifying Party shall, no later than three (3) Business Days following such final determination, pay (or, if applicable, cause the Escrow Agent to pay from the Indemnification Escrow Funds) such Damages to the Indemnified Party by wire transfer or certified check made payable to the order of the Indemnified Party. Where the provisions of this Section 10.07 conflict with the provisions of Section 7.08(i) (Tax Proceedings), the provisions of Section 7.08(i) (Tax Proceedings) shall control.

Section 10.08 Duty to Mitigate. The Indemnified Party shall use commercially reasonable efforts to mitigate or otherwise reduce the amount of any Damages that it incurs in connection with any matter with respect to which it is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this ARTICLE X. The costs and expenses of such mitigation efforts shall be included in the Indemnified Party’s Damages for which the Indemnified Party will become entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this ARTICLE X.

Section 10.09 No Punitive Damages; No Consequential Damages on IP. Notwithstanding anything to the contrary in this Agreement, no Person shall be liable to or otherwise responsible for punitive or exemplary damages or any other damages other than those that directly arise from the underlying breach or are the reasonably foreseeable result of such breach. Notwithstanding anything to the contrary in this Agreement, no Person shall be liable to or otherwise responsible for consequential, special, indirect or incidental damages, diminution in value or lost profits or any damages measured by lost profits or a multiple of earnings suffered or paid, directly or indirectly, as a result of, in connection with, relating to or arising from the breach by the Target Companies of the Intellectual Property Representation or any other representation or warranty made by the Target Companies or the Sellers in this Agreement where the underlying claim directly or indirectly relates to Intellectual Property.

Section 10.10 Treatment of Indemnity Payments. Following the Closing, any payment made pursuant to this ARTICLE X shall be treated by the Parties, for federal income Tax and other applicable Tax purposes, as an adjustment to the cash proceeds received by the Sellers in the transactions contemplated by this Agreement.

Section 10.11 Sellers’ Rights. Notwithstanding anything in this Agreement to the contrary, to the extent any Seller is a “Buyer Indemnified Party” (as that term is defined in Unit Purchase and Recapitalization Agreement, dated as of July 20, 2009, among SF Holdco and the other parties thereto), such Seller shall retain and be permitted to exercise his, her or its third party beneficiary rights under such agreement, and Buyer shall take no action to terminate, modify, amend or reduce such rights.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Sellers’ Representative.

(a) Each Seller, by virtue of his, her or its execution and delivery of this Agreement, hereby irrevocably nominates, constitutes and appoints the Sellers’ Representative as the agent, agent for service of process and true and lawful attorney-in-fact of the Sellers, with full power of substitution, to act in the name, place and stead of such Seller with respect to this Agreement and the taking by the Sellers’ Representative of any and all actions and the making of any decisions required or permitted to be taken or made by the Sellers’ Representative under this Agreement including the exercise of the power to: (i) execute, deliver, acknowledge, certify and file (in the name of any or all of the Sellers or otherwise) any and all documents, including without limitation the Working Capital Escrow Agreement and the Indemnification Escrow

Agreement, and to take any and all actions that the Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any matter covered in Section 2.05 (Post Closing Adjustment) or any indemnification claim under ARTICLE X (Indemnification) (including negotiating, entering into compromises or settlements of and demanding arbitration with respect to any such matters covered in Section 2.05 (Post Closing Adjustment) or any indemnification claim, as applicable); (ii) update the Percentage Allocations in Schedule 1.1(c); (iii) give and receive notices and communications under this Agreement, the Working Capital Escrow Agreement and the Indemnification Escrow Agreement; and (iv) take such actions as the Managing Member or Board of Managers under the organizational documents of SF Holdco would be permitted to take (subject to the terms of such organizational documents as they exist immediately prior to Closing). The Sellers’ Representative hereby accepts its appointment as the Sellers’ Representative.

(b) The power of attorney granted in this Section 11.01 (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Sellers’ Representative; and (iii) shall survive the death, incapacity, dissolution or liquidation of each of the Sellers.

(c) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to Section 2.05 (Post Closing Adjustment), the Working Capital Escrow Agreement and the Indemnification Escrow Agreement, and each Buyer Indemnified Party shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to ARTICLE X (Indemnification), and each of them shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as fully binding upon such Seller. Each Seller hereby acknowledges and agrees that, with respect to any payments hereunder which are payable by Buyer to the Sellers’ Representative, so long as Buyer pays the Sellers’ Representative the amount owed hereunder, such Seller shall not bring any Action against Buyer with respect to the amount such Seller receives from the Sellers’ Representative (including any adjustments to such Seller’s Percentage Allocations set forth on Schedule 1.1(c)).

(d) The Sellers’ Representative may at any time designate a replacement Sellers’ Representative and each Seller, by virtue of his, her or its execution and delivery of this Agreement, hereby consents to such replacement Sellers’ Representative. If the Sellers’ Representative shall dissolve or liquidate or otherwise become unable to fulfill its responsibilities as representative of the Sellers, then the Sellers shall, by “majority vote” within 30 days after such dissolution, liquidation or other event, appoint a successor representative. After any such replacement or appointment of a successor pursuant to this Section 11.01, the successor representative shall provide prompt written notice thereof to Buyer. Until such notice is received by Buyer, the Buyer will be entitled to rely on the actions of the previous Sellers’ Representative. Any such successor shall become the “Sellers’ Representative” for purposes of this Agreement. If for any reason there is no Sellers’ Representative at any time, all references herein to the Sellers’ Representative shall be deemed to refer to the Sellers.

(e) No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall receive no compensation for its services. The Sellers’ Representative shall not be liable to any Seller for any act done or omitted hereunder as the Sellers’ Representative while acting in good faith and in the exercise of its reasonable business judgment with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). The Sellers’ Representative shall be entitled to be indemnified by the Sellers, on a joint and several basis, for any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Sellers’ Representative with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder. The Sellers’ Representative shall be entitled to recover from the Sellers, on a joint and several basis, any out-of-pocket costs and expenses reasonably incurred by the Sellers’ Representative in good faith and in connection with actions taken by the Sellers’ Representative pursuant to this Agreement (including the hiring of legal counsel and the incurring of legal fees and costs). The Sellers’ Representative shall keep reasonably detailed records of the costs and expenses for which it seeks reimbursement as herein provided.

Section 11.02 No Third Party Beneficiaries; Financing Sources. Except as set forth in Section 7.08(f) (Tax Indemnification), Section 7.06 (Directors’ and Officers’ Indemnification), Section 10.02 (Indemnification by the Sellers) and Section 10.03 (Indemnification by Buyer), each of which is expressly intended for the benefit of the Persons referenced therein, and except that Section 7.09(b), this Section 11.02, Section 11.05(b), Section 11.09, Section 11.10(b), Section 11.10(c) and Section 11.11 of this Agreement shall inure to the benefit of the Financing Sources, this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. For purposes of this Agreement, “Financing Sources” shall mean each of the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing. None of Seller, any Target Company or any of their Representatives shall have any rights or claims against any Financing Source in connection with this Agreement, the Commitment Letter, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. This Section 11.02 is intended to benefit and may be enforced by the Financing Sources.

Section 11.03 Equitable Remedies. Notwithstanding anything herein to the contrary, prior to the Closing, the Target Companies and the Sellers, on the one hand, and Buyer, on the other hand, hereby agree that in the event any of the Target Companies or the Sellers, on the one hand, or Buyer, on the other hand violate any provisions of this Agreement, the remedies at Law available to Buyer, on the one hand, and the Target Companies and the Sellers, on the other hand, may be inadequate. In such event, the Target Companies and the Sellers, on the one hand, and Buyer, on the other hand, shall have the right, in addition to all other rights and remedies they may have, to specific performance and/or injunctive or other equitable relief to enforce or prevent any violations by Buyer, on the one hand, or the Target Companies or any of the Sellers, on the other hand.

Section 11.04 Entire Agreement. This Agreement, including the Exhibits and Schedules (including Disclosure Schedules), and the documents referred to herein constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

Section 11.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. This Agreement may not be assigned (i) by any Party other than Buyer without the prior written consent of Buyer or (ii) by Buyer without the written consent of the Sellers’ Representative, except that (a) Buyer may assign its right to purchase Shares hereunder in whole or in part to its Parent or any of its direct or indirect wholly owned Subsidiaries, without the prior written consent of the Sellers’ Representative, and (b) Buyer may assign its rights and obligations under this Agreement in whole or in part through a collateral assignment to any lender providing financing in connection with this Agreement and the consummation of the transactions contemplated hereby; provided that any such assignment by Buyer or Parent shall not relieve the assigning party of its obligations under this Agreement.

Section 11.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 11.07 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.08 Notices. All notices, requests, consents, waivers and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, delivered by e-mail, mailed by prepaid first class certified mail, return receipt requested, or mailed by prepaid overnight courier, to the Parties at the following addresses or e-mail addresses:

If to the Target Companies (prior to Closing), the Sellers or the Sellers’ Representative:

VMG Partners

The Presidio

39 Mesa Street, Suite 201

San Francisco, California 94129

E-mail: cissell-roell@VMGPartners.com

Attention: Kara M. Roell

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 South Hope Street

Los Angeles, California 90071

E-mail: eva.davis@kirkland.com

Attention: Eva H. Davis

If to Buyer or the Target Companies (after Closing):

Snyder’s-Lance, Inc.

13024 Ballantyne Corporate Place

Suite 900

Charlotte, NC 28277

E-mail: rpuckett@snyderslance.com

Attention: Rick D. Puckett, EVP and CFO

with copies (which shall not constitute notice) to:

Office of the General Counsel

Snyder’s-Lance, Inc.

13024 Ballantyne Corporate Place

Suite 900

Charlotte, NC 28277

E-mail: zsmith@snyderslance.com

Attention: A. Zachary Smith III, Chief General Counsel

and

K&L Gates LLP

Hearst Tower, 47th Floor

214 North Tryon Street

Charlotte, NC 28202

E-mail: alec.watson@klgates.com

Attention: Alec Watson

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 11.08 or by e-mail to the e-mail address as provided for in this Section 11.08, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. Eastern time or on a day other than a Business Day, then on the next following Business Day, (b) if delivered by mail in the manner described above to the address as provided in this Section 11.08, be deemed given on the earlier of the third Business Day following mailing or upon receipt, and (c) if delivered by overnight courier to the address as provided for in this Section 11.08, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11.08. Either Party from time to time may change its address, e-mail address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.

Section 11.09 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, however, that, with respect to any Action brought pursuant to Section 11.10(b)

(Consent to Jurisdiction; Waiver of Jury Trial), this Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles (other than Section 5-1401 of the General Obligations Law of the State of New York).

Section 11.10 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each Party irrevocably submits to the non-exclusive jurisdiction of the U.S. District Court for the District of Delaware or the Circuit Court of Delaware in respect of any disputes or claims under Section 7.04 (Confidentiality) or with respect to which a party otherwise seeks equitable remedies pursuant to Section 11.03 (Equitable Remedies). Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.08 (Notices) above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.10. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of the matters to which it has submitted to jurisdiction in this Section 11.10 in the U.S. District Court for the District of Delaware or the Circuit Court of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each Party agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.08 (Notices) above shall be effective service of process for any action, cause of action, claim, cross-claim or third-party claim brought pursuant to this Section 11.10(b). Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, cause of action, claim, cross-claim or third-party claim arising out of the matters to which it has submitted to jurisdiction in this Section 11.10(b) in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party agrees that a final judgment in any such action, cause of action, claim, cross-claim or third-party claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE.

Section 11.11 Amendments and Waivers. No amendment or modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Sellers’ Representative or, in the case of a waiver, by the Buyer or Sellers’ Representative, as the case may be, waiving compliance; and Section 11.02 and this Section 11.11 may not be amended, modified or waived without the prior written consent of the Financing Sources. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 11.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including Disclosure Schedules) identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 11.13 Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 11.14 Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender or the neuter; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement and (v) the word “including” means “including without limitation.” References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

Section 11.15 Disclosure Schedules. The information set forth in each section or subsection of the Disclosure Schedules to this Agreement (the “Disclosure Schedules”) shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of the Target Companies and the Sellers set forth in the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement only to the extent it is reasonably apparent from a reasonable reading of the Disclosure Schedules and such other section of this Agreement that such disclosure is also applicable to such other section of this Agreement and regardless of whether such section or subsection of this Agreement is qualified by reference to the Disclosure Schedules.

Section 11.16 Arbitration.

(a) Except for disputes and claims under Section 7.04 (Confidentiality) or with respect to which a party otherwise seeks equitable remedies pursuant to Section 11.03 (Equitable Remedies) (which may be pursued in a court of competent jurisdiction as provided in Section 11.10 (Consent to Jurisdiction)), and disputes under Section 2.05 (Post Closing Adjustment), Section 7.08(a) (Purchase Price Allocation) and Section 7.08(k) (Dispute Resolution) (which disputes shall be governed by the provisions of such Sections), each party agrees that arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (the “AAA Rules”) shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the Parties under this Agreement, whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement.

(b) The Parties hereto agree that (i) one arbitrator shall be appointed pursuant to the AAA Rules to conduct any such arbitration, (ii) such arbitrator shall have at least 15 years of experience, whether as an attorney or as a neutral arbitrator, with respect to equity purchase agreements and complex commercial contracts, and (iii) all meetings of the Parties and all hearings with respect to any such arbitration shall take place in New York, New York, unless otherwise agreed to by the Parties and the arbitrator.

(c) In addition, the Parties hereto agree that (i) the arbitrator shall have no authority to make any decision, judgment, ruling, finding, award or other determination that does not conform to the terms and conditions of this Agreement (as executed and delivered by the Parties hereto), (ii) the arbitrator shall have no greater authority to award any relief than a court having proper jurisdiction pursuant to Section 11.10 (Consent to Jurisdiction) and (iii) the arbitrator shall have no authority to commit an Error of Law (as defined below) in his or her decision, judgment, ruling, finding, award or other determination, and on appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination, a court having proper jurisdiction pursuant to Section 11.10 (Consent to Jurisdiction) may vacate any such decision, judgment, ruling, finding, award or other determination to the extent containing an Error of Law. For purposes of this Agreement, an “Error of Law” means any decision, judgment, ruling, finding, award or other determination that is inconsistent with the Laws governing this Agreement pursuant to Section 11.09 (Governing Law). Any decision, judgment, ruling, finding, award or other determination of the arbitrator and any information disclosed in the course of any arbitration hereunder (collectively, the “Arbitration Information”) shall be kept confidential by the Parties subject to Section 11.16(d), and any appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination shall be filed under seal.

(d) In the event that any party or any of such party’s Affiliates, associates or representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Arbitration Information (the “Disclosing Party”), such Disclosing Party shall notify the other Parties promptly of the request or requirement so that the other Parties may seek an appropriate protective order or waive compliance with the provisions of this Section 11.16. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or any of its Affiliates, associates or representatives believes in good faith, upon the advice of legal counsel, that it is compelled to disclose any such Arbitration Information, such Disclosing Party may disclose such portion of the Arbitration Information as it believes in good faith, upon the advice of legal counsel, it is required to disclose; provided that the Disclosing Party shall use commercially reasonable efforts to obtain, at the request and expense of the other Parties, an order or other assurance that confidential treatment shall be accorded to such portion of the Arbitration Information required to be disclosed as the other Parties shall designate. Notwithstanding anything in this Section 11.16 to the contrary, the Parties shall have no obligation to keep confidential any Arbitration Information that becomes generally known to and available for use by the public other than as a result of the disclosing party’s acts or omissions or the acts or omissions of such party’s Affiliates, associates or representatives. The Parties agree that, subject to the right of any party to appeal or move to vacate or confirm any decision, judgment, ruling, finding, award or other determination of an arbitration as provided in this Section 11.16, the decision, judgment, ruling, finding, award or other determination of any arbitration under the AAA Rules shall be final, conclusive and binding on all of the Parties hereto; provided, however, that nothing in this Section 11.16 shall prohibit any party hereto from instituting litigation to enforce any final decision, judgment, ruling, finding, award or other determination of the arbitration.

Section 11.17 Costs and Expenses. In the event of any action for indemnification arising under ARTICLE X (Indemnification), the prevailing party shall be entitled to, and the non-prevailing party shall pay to the prevailing party, the costs and expenses (including the fees and expenses of legal counsel) incurred by the prevailing party in connection with enforcing its rights or defending claims hereunder. In the event of any arbitration pursuant to Section 11.16 (Arbitration), each party to the arbitration shall bear its own costs and expenses (including the fees and expenses of legal counsel, except to the extent otherwise required by applicable Law), and all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties to the arbitration; provided, however, that the arbitrator shall, in the award, allocate all such costs and expenses against the non-prevailing party. Any costs and expenses payable by any Seller Indemnifying Party pursuant to ARTICLE X (Indemnification) or Section 11.16 (Arbitration) shall first be paid from the Indemnification Escrow Funds (in an amount not to exceed such Seller Indemnifying Party’s pro rata portion of the Indemnification Escrow Funds based on such Seller Indemnifying Party’s Percentage Allocation), and thereafter, directly from such Seller Indemnifying Party.

Section 11.18 Parent Guaranty.

(a) Parent hereby unconditionally and irrevocably guarantees, as primary obligor and not as surety, the due and punctual payment and performance by Buyer (and any permitted assignees thereof) of all of its obligations to the Target Companies, the Sellers and the Sellers’ Representative pursuant to the terms of this Agreement (the “Guaranteed Obligations”). The foregoing sentence is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the Guaranteed Obligations. Should Buyer default in the discharge or performance of all or any portion of the Guaranteed Obligations, the obligations of Parent hereunder shall become immediately due and payable.

(b) Parent hereby represents and warrants to the Target Companies, the Sellers and the Sellers’ Representative that (i) it is a corporation duly formed, validly existing and in good standing under the laws of the state of North Carolina, and it has all power and authority to execute, deliver and perform its obligations under this Section 11.18; (ii) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary corporate action, and no other proceedings or actions on the part of it are necessary therefor; (iii) this Agreement has been duly and validly executed and delivered by it and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies; (iv) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to its knowledge, threatened by or against it with respect to any of the transactions contemplated by this Section 11.18; and (v) it will have at the Closing sufficient funds immediately available to pay and perform all of its obligations under this Section 11.18.

Section 11.19 Release by the Sellers; Covenant Not To Sue.

(a) Effective as of the Closing Date, each of the Sellers, on behalf of themselves and, as applicable, their employees, officers, managers, equityholders, members, directors, shareholders, representatives, agents, successors, predecessors, affiliates, attorneys and assigns (the “Seller Related Parties”), hereby releases, acquits and forever discharges Buyer, each of the Target Companies, any Subsidiaries of any Target Company and their respective employees, officers, directors, representatives, agents, successors, predecessors, affiliates, attorneys and assigns (collectively, the “Released Parties”), from any and all claims, rights, demands, causes of action, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees), whether based on federal, state, local, statutory or common law or any other law, rule, or regulation, of any kind, nature and/or description, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, actual or potential, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not asserted, threatened, alleged or litigated, at law, equity or otherwise (collectively, “Release Claims”), arising out of, relating to, or resulting from any circumstances, conduct, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations or omissions, errors, negligence, breach of contract, tort, violation of law, matter or cause occurring or arising prior to or on the Closing Date and arising from or related in any way to the ownership, management or operation of any Target Company or any Subsidiaries of any Target Company on or prior to the Closing Date, which any of the Sellers or any of the Seller Related Parties has had, now has, or may have in the future against the Released Parties, whether known or unknown, except only the Seller Excluded Claims (the foregoing release being the “Seller Release”).

(b) For the purpose of the Seller Release, “Seller Excluded Claims” means any Release Claims by any Seller or Seller Related Party arising under (i) his, her or its rights under the Seller Release, this Agreement and any Ancillary Documents, (ii) claims for indemnity under the Target Companies Charter Documents, (iii) any rights under any policy of insurance carried by the Target Companies, (iv) any rights under the Office Lease Agreement, dated as of December 9, 2010, by and between Snack Factory, LLC and Shelbourne Holdings, LLC regarding 11 Tamarack Circle, Units 11 and 13, Skillman, New Jersey 08558, (v) any claim for enforcement of the Employment Agreements or arising under the terms of the Employment Agreements after the Closing Date and (vi) any right to payment of any vested accrued benefits under employee benefit plans.

(c) Each of the Sellers hereby agrees not to, and to not cause the Seller Related Parties to, directly assert any Release Claim or demand, or file, commence, institute or cause to be commenced any suit or proceeding of any kind, against or on behalf of any of the Released Parties, in their corporate or individual capacities, for any Release Claims released by the Seller Release.

*        *        *        *        *

IN WITNESS WHEREOF, the Parties have executed this Stock and Membership Interest Purchase Agreement as of the date first written above.

S-L SNACKS NATIONAL, LLC

By:	/s/ Rick D. Puckett
Name: Rick D. Puckett
Title: Executive Vice President and Chief Financial Officer

SNYDER’S-LANCE, INC., solely for purposes of Section 11.18 hereof

By:	/s/ Rick D. Puckett
Name: Rick D. Puckett
Title: Executive Vice President, Chief Financial Officer and Treasurer

Signature page for Stock and Membership Interest Purchase Agreement

SNACK FACTORY, LLC

By:	/s/ Kara M. Roell
Name:	Kara M. Roell
Title:	Vice President

PRINCETON VANGUARD, LLC

By:	/s/ Kara M. Roell
Name:	Kara M. Roell
Title:	Vice President

VMG SNACK FACTORY BLOCKER, INC.

By:	/s/ Michael L. Mauzé
Name:	Michael L. Mauzé
Title:	President

THE SNACK FACTORY, LLC

By:	/s/ Kara M. Roell
Name:	Kara M. Roell
Title:	Vice President

Signature page for Stock and Membership Interest Purchase Agreement

VMG TAX-EXEMPT, L.P.

By its general partner:
VMG Equity Partners GP, L.P.

By its general partner:
VMG Equity Partner GP, LLC

By:	/s/ Michael L. Mauzé
Name:	Michael L. Mauzé
Title:	Managing Director

By:	/s/ Kara M. Roell
Name:	Kara M. Roell
Title:	Managing Director

VMG EQUITY PARTNERS GP, L.P.,

By its general partner:
VMG Equity Partner GP, LLC

By:	/s/ Michael L. Mauzé
Name:	Michael L. Mauzé
Title:	Managing Director

By:	/s/ Kara M. Roell
Name:	Kara M. Roell
Title:	Managing Director

Signature page for Stock and Membership Interest Purchase Agreement

By signing below, VMG Partners, LLC

accepts its appointment as the Sellers’ Representative:

VMG PARTNERS, LLC, as the Sellers’ Representative

By:	/s/ Michael L. Mauzé
Name:	Michael L. Mauzé
Title:	Managing Member

By:	/s/ David G. Baram
Name:	David G. Baram
Title:	Managing Member

Signature page for Stock and Membership Interest Purchase Agreement

Omitted Schedules*

EXHIBITS

Exhibit A – Indemnification Escrow Agreement

Exhibit B – Sample Working Capital

Exhibit C – Working Capital Escrow Agreement

SCHEDULES

Schedule 1.1(a) – Record owners of Target Companies at signing

Schedule 1.1(b) – Record owners of Target Companies at closing

Schedule 1.1(c) – Percentage allocations of Sellers

Schedule 3.03 – Noncontravention

Schedule 3.04 – Capitalization

Schedule 3.05(a) – Subsidiaries

Schedule 3.05(b) – Subsidiaries

Schedule 3.06 – Broker’s Fees

Schedule 3.07 – Financial Statements; Books and Records

Schedule 3.08 – Absence of Changes

Schedule 3.09 – Legal Compliance; Permits

Schedule 3.10(b) – Leased Real Property

Schedule 3.11(e) – Affiliated Groups

Schedule 3.12(a) – Intellectual Property

Schedule 3.12(b) – Intellectual Property

Schedule 3.12(c) – Intellectual Property

Schedule 3.13(a) – Contracts and Commitments

Schedule 3.14 – Insurance

Schedule 3.15 – Litigation

Schedule 3.20(d) – Terminated Employees

Schedule 3.21(a) – Employee Benefit Plans

Schedule 3.21(f) – Employee Benefit Plans

Schedule 3.23 – Affiliate Transactions

Schedule 3.25 – Customers and Suppliers

Schedule 3.27 – Indebtedness

*	The listed exhibits and schedules have been omitted from this Exhibit 2.1 to Form 8-K pursuant to Item 601(b)(2) of Regulation S-K. Snyder’s-Lance hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC.

Schedule 3.12(e)

Intellectual Property

Princeton Vanguard, LLC is currently involved in a matter pending before the United States Patent and Trademark Office (USPTO) Trademark Trial and Appeals Board (TTAB), in which Frito-Lay North America, Inc. (Frito-Lay) has filed an opposition action against the registration of the Company’s Pretzel Crisps® trademark (the Trademark) (Serial No. 76/700,802), on the USPTO Principal Register (Opposition No. 91195552), and a cancellation action seeking to cancel the registration of the Trademark (Reg. No. 2,980,303) on the USPTO Supplemental Register (Cancellation No. 92053001). The Company filed a motion for summary judgment seeking a dismissal of all Frito-Lay’s claims as a matter of law, which motion was fully submitted to the TTAB on July 2, 2012. The TTAB issued a decision denying the Company’s motion on September 5, 2012. In accordance with the express suggestion provided by the TTAB in its decision, the parties have agreed to waive their respective rights to a trial of the dispute and proceed for a binding determination of fact as to the registrability of the Trademark based upon the current record submitted to the TTAB in connection with the prior motion practice in the case. The following filing and briefing schedule has been agreed to between the parties, and approved by the TTAB:

November 2, 2012:	supplemental expert declarations to be exchanged
January 25, 2013:	supplemental brief by Opposer (Frito-Lay) to be filed
February 25, 2013:	supplemental brief by Applicant (Princeton Vanguard) to be filed
March 12, 2013:	supplemental reply brief by Opposer (Frito-Lay) to be filed

Oral Argument to be scheduled after the above submissions are completed.